Exhibit 99.7

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C. 20429

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the Quarterly Period Ended March 31, 2017

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

FDIC Certificate No. 57934

STONEGATE BANK

(Exact name of registrant as specified in its charter)

Florida	20-4486142
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

400 North Federal Highway, Pompano Beach, Florida	33062
(Address of principal executive office)	(Zip Code)

(954) 315-5500

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☐    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of The Exchange Act.  ☐

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

At May 9, 2017, 15,319,888 shares of the Registrant’s Common Stock, $5.00 par value, were outstanding.

STONEGATE BANK

QUARTERLY REPORT ON FORM 10-Q

FOR THE PERIOD ENDED MARCH 31, 2017

INTRODUCTORY NOTE

Caution Concerning Forward-Looking Statements

The FDIC encourages banks to disclose forward-looking information so that investors can better understand their future prospects and make informed investment decisions. This Quarterly Report on Form 10-Q contains “forward-looking statements.” These forward-looking statements include, among others, statements about our beliefs, plans, objectives, goals, expectations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements.

All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in the forward-looking statements. Our ability to achieve our financial objectives could be adversely affected by the factors discussed in detail in the section of our 2016 Annual Report on Form 10-K (filed with the FDIC on March 15, 2017) captioned “Risk Factors” as well as the following factors:

•	the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

•	legislative or regulatory changes, including the Dodd-Frank Act, Basel III and the ability to repay and qualified mortgage standards;

•	the effects of security breaches and computer viruses that may affect our computer systems or fraud related to credit or debit card products;

•	the loss of our key personnel;

•	the accuracy of our financial statement estimates and assumptions, including our allowance for loan losses;

•	our need and our ability to incur additional debt or equity financing;

•	inflation, interest rate, market and monetary fluctuations;

•	risks associated with our customer relationship with the Cuban government and our correspondent banking relationship with Banco Internacional de Comercio, S.A. (BICSA), a Cuban commercial bank;

•	the effects of our lack of a diversified loan portfolio, including the risk of geographic concentration;

•	the frequency and magnitude of foreclosure of our loans;

•	effect of changes in the stock market and other capital markets;

•	our ability to declare and pay dividends;

•	legislative or regulatory changes;

•	the effects of harsh weather conditions, including hurricanes;

•	our ability to comply with the extensive laws and regulations to which we are subject;

•	changes in the securities and real estate markets;

•	increased competition and its effect on pricing;

•	technological changes;

•	changes in monetary and fiscal policies of the U.S. Government;

•	the effects of security breaches and computer viruses that may affect our computer systems;

•	changes in consumer spending and saving habits;

•	changes in accounting principles, policies, practices or guidelines;

•	effect of government’s action to the financial market crisis;

•	anti-takeover provisions under Federal and state law as well as our Articles of Incorporation and our bylaws; and

•	our ability to manage the risks involved in the foregoing.

However, other factors besides those listed in Item 1A Risk Factors or referenced or discussed in this Form 10-Q and in our 2016 Annual Report on Form 10-K also could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by us or on our behalf speak only as of the date they are made. We do not undertake to update any forward-looking statements, except as required by applicable law.

Stonegate Bank and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands of dollars, except share data)

	March 31, 2017	December 31, 2016
Assets
Cash and due from banks	$403,766	$305,803
Federal funds sold	30,000	30,000
Securities held to maturity (Fair value of $112,131 at March 31, 2017 and $116,719 at December 31, 2016)	112,244	116,529
Federal Home Loan Bank stock	4,515	3,587
Loans, net of allowance for loan losses of $19,538 and $18,888 at March 31, 2017 and December 31, 2016, respectively	2,461,400	2,256,048
Premises and equipment, net	35,246	30,846
Bank premises held for sale	8,137	—
Bank-owned life insurance	47,444	44,011
Accrued interest receivable	6,541	5,833
Goodwill	80,074	55,888
Other intangible assets	11,629	8,750
Other real estate owned	4,222	2,792
Deferred taxes	27,604	28,165
Other assets	4,006	5,686

Total assets	$3,236,828	$2,901,602

Liabilities and Stockholders’ Equity
Liabilities
Deposits:
Noninterest bearing demand	$628,497	$506,795
Interest-bearing deposits
Money Market	1,401,763	1,309,049
NOW	338,461	332,843
Savings	137,065	125,186
Time deposits	215,153	173,953

Total deposits	2,720,939	2,447,826

Securities sold under agreement to repurchase	43,300	46,448
Federal Home Loan Advances	38,266	25,000
Other Borrowings	8,230	8,175
Other liabilities	16,029	19,040

Total liabilities	2,826,764	2,546,489
Stockholders’ Equity
Common stock, $5 par value, 20,000,000 shares authorized; 15,304,046 issued and 15,301,388 shares outstanding as of March 31, 2017 and 14,267,451 shares issued and 14,264,793 outstanding as of December 31, 2016	76,520	71,337
Additional paid-in capital	229,881	186,949
Retained earnings	104,584	97,814
Treasury Stock, at cost; 2,658 shares at March 31, 2017 and December 31, 2016	(13)	(13)
Accumulated other comprehensive loss	(908)	(974)

Total stockholders’ equity	410,064	355,113

Total liabilities and stockholders’ equity	$3,236,828	$2,901,602

See notes to the accompanying condensed consolidated financial statements.

Stonegate Bank and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(in thousands of dollars, except share data)

	For the three months ended March 31,
	2017	2016
Interest income:
Interest and fees on loans	$28,253	$22,280
Interest on securities	483	449
Interest on federal funds sold and at other banks	68	54
Other interest	577	255

Total interest income	29,381	23,038

Interest expense:
Interest on deposits	3,086	2,184
Other interest	408	217

Total interest expense	3,494	2,401

Net interest income	25,887	20,637
Provision for loan losses	600	193

Net interest income after provision for loan losses	25,287	20,444

Noninterest income:
Service charges and fees on deposit accounts	846	707
Other noninterest income	1,231	1,577

Total noninterest income	2,077	2,284

Noninterest expense:
Salaries and employee benefits	8,411	7,097
Occupancy and equipment expenses	2,264	2,113
FDIC insurance and state assessment	398	383
Data processing	478	452
Loan and other real estate expense	201	154
Professional fees	1,352	604
Core deposit intangible amortization	463	414
Other operating expenses	1,551	1,319

Total noninterest expense	15,118	12,536

Income before income taxes	12,246	10,192
Income tax	4,252	3,299

Net income available to common shareholders	$7,994	$6,893

Earnings per common share:
Basic	$0.55	$0.54
Diluted	0.53	0.52
Common shares used in the calculation of earnings per share:
Basic	14,558,233	12,775,344
Diluted	15,090,775	13,164,346

See notes to the accompanying condensed consolidated financial statements.

Stonegate Bank and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (unaudited)

(in thousands of dollars, except share data)

	For the three months ended March 31,
	2017	2016
Net income	$7,994	$6,696
Other comprehensive income:
Unrealized gains on securities:
Amortization of unrealized losses on transfer of available for sale securities to held to maturity	106	197
Income tax effect	(41)	(79)

Total other comprehensive income	65	118

Comprehensive income	$8,059	$6,814

See notes to the accompanying condensed consolidated financial statements.

Stonegate Bank and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

March 31, 2017 and 2016 (unaudited)

(in thousands of dollars, except share data)

	Common Stock Par Value	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
Balance at January 1, 2016	$63,762	$146,994	$73,205	$(13)	$(1,384)	$282,564
Stock option exercise	221	463				684
Net Income	—	—	6,893	—	—	6,893
Amortization of unrealized losses on transfer of available for sale securities to held to maturity, net of income tax	—	—	—	—	118	118
Cash dividends ($0.04 per share)	—	—	(1,023)	—	—	(1,023)
Share-based compensation	—	284	—	—	—	284

Balance at March 31, 2016	$63,983	$147,741	$78,878	$(13)	$(1,266)	$289,520

Balance at January 1, 2017	$71,337	$186,949	$97,814	$(13)	$(974)	$355,113
Issuance of stock	4,985	42,127	—	—	—	47,112
Stock option exercise	198	496				694
Net income	—	—	7,994	—	—	7,994
Amortization of unrealized gains on transfer of available for sale securities to held to maturity, net of income tax	—	—	—	—	66	66
Cash dividends ($0.08 per share)	—	—	(1,224)	—	—	(1,224)
Share-based compensation	—	309	—	—	—	309

Balance at March 31, 2017	$76,520	$229,881	$104,584	$(13)	$(908)	$410,064

See notes to the accompanying condensed consolidated financial statements.

Stonegate Bank and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(in thousands of dollars, except share data)

	March 31, 2017	March 31, 2016
Cash Flows From Operating Activities
Net income	$7,994	$6,893
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	600	193
Amortization of premiums on securities	177	141
Accretion of discounts on loans	(2,129)	(1,269)
Depreciation and amortization expense	555	611
Accretion of net deferred loan fees	(459)	(415)
Amortization of intangibles	463	414
Stock-based compensation	309	284
Loss on disposal of premises and equipment	53	—
Realized (gain)/loss on other real estate owned	39	(37)
Increase in cash surrender value	(269)	(188)
Deferred income tax	147	1,346
Change in accrued interest receivable	(271)	(467)
Change in income taxes receivable/payable	816	(764)
Change in other assets	2,197	(3,718)
Change in other liabilities	(5,462)	2,063

Net cash provided by operating activities	4,760	5,087

Cash Flows From Investing Activities
Acquisition, net of cash acquired	8,364	—
Purchase of securities held to maturity	(4,170)	(13,703)
Proceeds from maturities, calls and principal repayments of securities	8,384	10,307
Proceeds from sale of securities acquired from Insignia Bank	31,131	—
Purchases of property and equipment, net	(362)	(192)
Proceeds from sale of other real estate owned	378	935
Proceeds from Bank-owned life insurance death benefit	—	479
Purchase of Federal Home Loan Bank stock	(170)	(154)
Originations and principal collections on loans	(15,364)	(26,809)

Net cash provided by (used in) investing activities	28,191	(29,137)

Cash Flows From Financing Activities
Change in deposits	68,707	65,233
Change in securities sold under agreement to repurchase	(3,148)	25
Proceeds from exercise of stock options	694	684
Repayment of advances with the Federal Home Loan bank	(17)	—
Cash dividends paid on common stock	(1,224)	(1,023)

Net cash provided by financing activities	65,012	64,919

See notes to the accompanying condensed consolidated financial statements.

Stonegate Bank and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(in thousands of dollars, except share data)

	March 31, 2017	March 31, 2016
Net increase in cash and cash equivalents	$97,963	$40,869
Cash and cash equivalents
Beginning of period	305,803	257,934

End of period	$403,766	$298,803

Supplemental Disclosures of Cash Flow Information and noncash transactions
Interest paid	$3,475	$2,410

Income taxes paid	$3,290	$2,720

Bank premises transferred into held for sale	$8,137	$—

Loans transferred to other real estate owned	$24	$69

See notes to the accompanying condensed consolidated financial statements.

Stonegate Bank and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands of dollars, except share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business: Stonegate Bank (the “Bank”) was chartered and commenced operations on March 7, 2005, as a state chartered commercial bank in the State of Florida. The Bank provides a full range of banking services to individual and corporate customers from its branch locations in Southeast and West Florida. The Bank has three wholly owned subsidiaries. The first, SGBK Properties, was incorporated in February 2008 for the purpose of holding other real estate owned. The second, SGBK Holdings, Inc. was incorporated in August 2009 for the purpose of recording compensation for transitional employees who were hired due to the five business combination transactions that the Bank entered into during 2009 and 2011. The third, Stonegate Financial, Inc., was incorporated in March 2005 and offers investment services to the Bank’s customers. The Bank is subject to competition from other financial institutions and nonfinancial institutions providing financial products and services in its market area.

Basis of Presentation: The accompanying consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and, therefore, do not include all information and notes necessary for a complete presentation of the financial position, results of operation, and cash flow. The accompanying condensed balance sheet as of December 31, 2016, which has been derived from audited financial statements, and the unaudited interim condensed financial statements have been prepared in conformity with U.S. generally accepted accounting principles and conform to standard practices within the banking industry. The consolidated financial statements include the accounts of the Bank and its subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation. In our opinion, all adjustments, consisting primarily of normal recurring adjustments, necessary for a fair presentation of the results for the interim periods have been made. The results of operations of the three month period ended March 31, 2017 are not necessarily indicative of the results expected for the full year.

Use of Estimates: In preparing the consolidated financial statements, management is required to make estimates and assumptions which significantly affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investment Securities: The Bank invests in debt securities. Management determines the appropriate classification of securities at the time they are acquired and evaluates the appropriateness of the classification at each balance sheet date. The Bank does not engage in securities trading activities and no securities are classified as trading securities. Debt securities, that the Bank has both the positive intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions, are classified as held to maturity. These securities are carried at amortized cost.

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage backed securities where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

Stonegate Bank and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands of dollars, except share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Investments are considered impaired when the fair value is less than amortized cost. In assessing whether the impairment of a security is considered to be other than temporary (“OTTI”), the Bank evaluates, among other factors, the magnitude and duration of the decline in fair value and the financial condition of and business outlook for the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: (1) OTTI related to credit loss, which must be recognized in the income statement and (2) OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis.

Loans: Loans are stated at the amount of unpaid principal, reduced by deferred loan origination fees, net of direct loan origination costs, purchase premiums and discounts and an allowance for loan losses.

For all loan classes, interest on loans is recognized over the terms of the loans and is calculated using the simple-interest method on principal amounts outstanding. The accrual of interest on loans is generally discontinued when a loan is greater than 90 days past due or when, in the opinion of management, full repayment of principal and interest is in doubt. Past due status is based on contractual terms of the loans. Interest on these loans is recognized only when actually paid by the borrower and only if collection of the principal is likely to occur. Interest accrued but uncollected for loans placed on nonaccrual status is reversed against interest income. Interest on these loans is accounted for on the cash or cost-recovery basis until the loans qualify for return to accrual status. Accrual of interest is generally resumed when the customer is current on all principal and interest payments and collectability of the loan is no longer in doubt.

Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount is amortized, using the interest method, as an adjustment of the related loan’s yield, without anticipating prepayments. Commitment fees that are based upon a percentage of a customer’s unused line of credit and fees related to standby letters of credit are recognized over the commitment period, using the straight-line method.

Allowance for Loan Losses: The allowance for loan losses is maintained at a level considered adequate to absorb losses relating to specifically identified loans as well as probable incurred credit losses inherent in the balance of the loan portfolio. The allowance is established by a provision charged to operations. For all loan classes, loans are charged against the allowance when management believes that collectability of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance. The Bank makes ongoing credit reviews of individual loans in the portfolio considering current economic conditions, developments in the Florida real estate market, historical loan loss experience, industry loan loss experience, specific problem loans, growth and composition of the loan portfolio, adverse situations that may affect borrowers’ ability to repay, the estimated value of underlying collateral, financial strength of guarantors, and other factors in determining the adequacy of the allowance. While management uses the best information available to make its evaluation, the evaluation is inherently subjective and future adjustments to the allowance may be necessary.

The allowance consists of specific and general reserves. Specific reserves are established for classified loans that management has determined to be impaired. The general component is determined by portfolio segment and is based on historical loss experience over the most recent five years, peer data, and other qualitative factors. The Bank has divided the loan portfolio into five portfolio segments, each with different risk characteristics and methodologies for assessing risk. The portfolio segments identified by the Bank are commercial real estate, construction and land development, commercial, residential real estate and consumer loans. Commercial real estate loans consist of loans to finance real estate purchases, refinancing, expansions and improvements to commercial properties. These loans are secured by first liens on office buildings, apartments, retail and mixed-use properties, churches, warehouses,

Stonegate Bank and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands of dollars, except share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

restaurants and hotels within the market area. The Bank’s underwriting analysis includes credit verification, independent appraisals, a review of the borrower’s financial condition and a detailed analysis of the borrower’s underlying cash flows. The repayment of these loans largely depends on the results of operations and management of these properties. Adverse economic conditions can affect the repayment ability of these loans. Construction loans are for the construction of mixed-use properties, owner-occupied office buildings and residential homes and are secured by the property under construction. The risk of loss on construction loans is dependent largely upon the accuracy of the initial estimate of the property’s value upon completion of the project and the estimated cost, including interest, of the project. Land loans are secured by first liens on agricultural, commercial and residential land. Construction and land development loans often involve greater risk. Commercial loans are loans and lines of credit to small- and medium-sized companies in the Bank’s market area. Commercial loans are generally used for working capital purposes or for acquiring equipment, inventory or furniture. Primarily all of the Bank’s commercial loans are secured loans. The Bank’s underwriting analysis consists of credit verification, a review of the financial statements of the borrower, the lending history of the borrower, the debt service capabilities of the borrower, the projected cash flows of the business, the value of the collateral and guarantees by the principals of the borrower. These loans are generally secured by accounts receivable, inventory and equipment. Residential real estate loans consist of adjustable-rate loans for the purpose of purchase or refinancing of a mortgage and include home equity lines of credit. These loans are largely collateralized by primary and secondary homes. Consumer loans are loans and lines of credit to individuals for the purchase of vehicles, boats and other household items. Consumer loans are generally secured by the household items purchased but can be unsecured. The Bank seeks to minimize the risk inherent in all loans through our underwriting standards.

This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.

Enhancements to the allowance for loan losses methodology are reviewed and assessed at each reporting period by the Bank. The Bank, for all periods presented, uses a five year actual loss experience with all years receiving equal weighting as this is representative of the estimate of losses for the Bank. Additionally, according to the National Bureau of Economic Research, the five year actual loss experience is generally considered to be “short-term” as the average business cycle length during the last eleven business cycles has been close to six years

For all loan classes, loans are considered impaired when, based on current information and events, it is probable the Bank will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogenous loans such as consumer and residential mortgage loans are collectively evaluated for impairment.

Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired. Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan’s effective rate at inception. If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral. For troubled debt restructurings that subsequently default, the Bank determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

Stonegate Bank and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands of dollars, except share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Purchased Credit Impaired Loans: The Bank purchases individual loans and groups of loans, some of which have shown evidence of deterioration of credit quality since origination and for which it was probable, at acquisition, that the Bank will be unable to collect all contractually required payments receivable. These groups of loans are initially recorded at fair value with no valuation allowance. After acquisition, losses are recognized by an increase in the allowance for loan losses.

Such acquired loans are accounted for individually or aggregated into pools of loans based on common risk characteristics such as, credit score, loan type, and date of origination. The Bank estimates the amount and timing of expected cash flows for each acquired loan or pool, and the expected cash flows in excess of amount paid is recorded as interest income over the remaining life of the loan or pool (accretable yield). The excess of the loan’s or pool’s contractual principal and interest over expected cash flows is not recorded (nonaccretable difference).

Over the life of the loan or pool, expected cash flows continue to be estimated. If the present value of expected cash flows is less than the carrying amount, a loss is recorded. If the present value of expected cash flows is greater than the carrying amount, it is recognized as part of future interest income.

Other Real Estate Owned: Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in other noninterest expense.

Goodwill and Other Intangible Assets: Goodwill resulting from business combinations is generally determined as the excess of the fair value of the consideration transferred, plus the fair value of any noncontrolling interests in the acquiree, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually or more frequently if events and circumstances exist that indicate that an impairment test should be performed. The Bank has selected December 31 as the date to perform the annual impairment test.

Intangible assets with definite useful lives are amortized over their estimated useful lives to their estimated residual values. Goodwill is the only intangible asset with an indefinite life on the Bank’s balance sheet.

Other intangible assets consist of core deposit intangibles obtained through acquisitions. Core deposit intangibles (the portion of an acquisition purchase price which represents value assigned to the existing deposit base) have finite lives and are amortized by the declining balance method over their estimated useful lives, ranging from 7 to 10 years. Intangible assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable from future undiscounted cash flows. If impaired, the assets are written down to fair value.

Income Taxes: Deferred taxes are determined using the asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss or tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the bases of assets and liabilities for income tax and financial reporting purposes. Deferred tax assets are reduced by a valuation allowance when management determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others may be subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, we believe it is more likely than not that the position

Stonegate Bank and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands of dollars, except share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions that meet the more likely than not recognition threshold are measured as the largest amount of tax benefit that is more than 50% likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest and penalties associated with unrecognized tax benefits are classified as income tax expense in the statement of income.

Earnings Per Common Share: Basic earnings per common share is net income available to common shareholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share include the dilutive effect of additional potential common shares issuable under stock options.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as separate components of equity, net of tax.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Statement of Cash Flows: For purposes of reporting cash flows, cash and due from banks include cash on hand and amounts due from banks, including cash items in process of clearing and interest earning deposits in other banks. Cash flows from loans, deposits, federal funds sold and securities sold under agreements to repurchase and acquisitions are reported net.

Stock-Based Compensation: Compensation cost relating to share-based payment transactions is recognized in the financial statements using a fair value based measurement method based on the grant-date fair value of the award. Compensation cost is recognized over the period the employee is required to provide services for the award. The Bank estimates the fair value of stock options using a Black-Scholes option pricing model.

Derivative Financial Instruments: Derivative financial instruments consist of interest rate swaps and are recognized as assets and liabilities in the consolidated statements of financial condition at fair value. The Bank’s derivative instruments have not been designated as hedging instruments. These undesignated derivative instruments are recognized on the consolidated balance sheet at fair value, with changes in fair value recorded in other noninterest income.

Fair Value Measurements: Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Fair value measurements are not adjusted for transaction costs.

Generally accepted accounting principles establish a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels are defined as follows:

Stonegate Bank and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands of dollars, except share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Level 1 – inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that are accessible at the measurement date.

Level 2 – inputs to the valuation methodology include quoted prices in markets that are not active or quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 – inputs to the valuation methodology are unobservable, reflecting the entity’s own assumptions about assumptions market participants would use in pricing the asset or liability.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.

Reclassifications: Certain amounts for the prior period have been reclassified to conform to the current year presentation.

Newly Adopted Standards: On March 30, 2016, the FASB issued ASU 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The amendments in this standard affect all entities that issue share-based payment awards to their employees and involve multiple aspects of the accounting for share-based payment transactions, including income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. For public business entities, this guidance is effective for annual periods beginning after December 15, 2016, and interim periods within those fiscal years but early adoption is permitted. We adopted this new guidance effective for the year ending December 31, 2016 and as such recorded a tax benefit of $1,252 in the Consolidated Statements of Income for the year ended December 31, 2016. Additionally, with the adoption of this new standard, we have made the appropriate adjustments in the interim statements issued during the year of adoption and as such have recorded a tax benefit for the quarter ended March 31, 2016 in the amount of $197. The excess tax benefit is shown in the Consolidated Statement of Cash Flows as an operating activity using a prospective transition method. An election was made to account for forfeitures using estimates for expected forfeiture rates.

Newly Issued Not Yet Effective Standards: In May 2014, the FASB issued an update (ASU No. 2014-09, Revenue from Contracts with Customers) creating FASB Topic 606, Revenue from Contracts with Customers. The guidance in this update affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards (for example, insurance contracts or lease contracts). The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance provides steps to follow to achieve the core principle. An entity should disclose sufficient information to enable users of financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. Qualitative and quantitative information is required about contracts with customers, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract. The amendments in this update become effective for annual periods and interim periods within those annual periods beginning after December 15, 2017. We are currently evaluating the impact of adopting the new guidance on the consolidated financial statements, but it is not expected to have a material impact.

Stonegate Bank and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands of dollars, except share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In January 2016, FASB issued ASU 2016-01, “Recognition and Measurement of Financial Assets and Financial Liabilities.” The guidance revises the accounting for the classification and measurement of investments in equity securities and revises the presentation of certain fair value changes for financial liabilities measured at fair value. For equity securities, the guidance in ASU 2016-01 requires equity investments to be measured at fair value with changes in fair value recognized in net income. For financial liabilities that are measured at fair value in accordance with the fair value option, the guidance requires presenting, in other comprehensive income, the change in fair value that relates to a change in instrument-specific credit risk. This guidance also eliminates the disclosure assumptions used to estimate fair value for financial instruments measured at amortized cost and requires disclosure of an exit price notion in determining the fair value of financial instruments measured at amortized cost. This guidance is effective for interim and annual periods beginning after December 15, 2017. We are currently evaluating the impact, if any, that adopting the guidance will have on our financial position, results of operations, and our financial statement disclosures.

On February 25, 2016, the FASB issued a new standard, ASU 2016-02, “Leases”. This new standard will require lessees to recognize leases on their balance sheet as a right-of-use asset and a lease liability for all leases with lease terms of more than twelve months. For income statement purposes, leases will be classified as either operating or finance. Classification will be based on criteria that are largely similar to those applied in current lease accounting, but without explicit bright lines. Lessor accounting is similar to the current model, but updated to align with certain changes to the lessee model and the new revenue recognition standard. Existing sale-leaseback guidance, including guidance for real estate, is replaced with a new model applicable to both lessees and lessors. This guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. We are currently evaluating the impact of adopting the new guidance on the consolidated financial statements, results of operations, and our financial statement disclosures.

On June 16, 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326), which introduces new guidance for the accounting for credit losses on instruments within its scope. The new guidance introduces an approach, based on expected losses to estimate the credit losses on certain types of financial instruments. It also modifies the impairment model for available-for-sale (“AFS”) debit securities and provides for a simplified accounting model for purchased financial assets with credit deterioration since their origination. The current expected credit losses (“CECL”) model will apply to financial assets subject to credit losses and certain off-balance sheet credit exposures. This includes loans, held-to-maturity debt securities, loan commitments, financial guarantees, and net investment in leases, as well as reinsurance and trade receivables. The CECL model requires an entity to estimate the credit losses expected over the life of an exposure (or pool of exposures), The estimate of expected credit losses (“ECL”) should consider historical information, current information, and reasonable and supportable forecasts, including estimates of prepayments. Financial instruments with similar risks characteristics should be grouped together when estimating ECL. The ASU does not prescribe a specific method to make the estimate, so its application will require significant judgement. The initial estimate of the ECL and subsequent changes in the estimate will be reported in current earnings through the allowance for loan and lease losses (“ALLL”).

The ASU amends the current AFS security other-than-temporary impairment (“OTTI”) model for debit securities. The new model will require an estimate of ECL only when the fair value is below the amortized cost of the asset. The length of time the fair value of the AFS debt security has been below the amortized cost will no longer impact the determination of whether a credit loss exists. The AFS debt security model will also require the use of an allowance to record the estimated credit losses (and subsequent recoveries).

Stonegate Bank and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands of dollars, except share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The purchase credit financial assets with credit deterioration (“PCD”) model applies to purchased financial assets that have experienced more than an insignificant credit deterioration since origination. The initial estimate of ECL for a PCD would be recognized through an ALLL, with an offset to the cost basis of the related financial asset at acquisition. The ASU also expands the disclosure requirements regarding an entity’s assumptions, models, and methods for estimating the ALLL. The ASU’s requirement to estimate ECL, will likely result in an increase in credit reserves and changes to systems, processes and controls and may require a considerable amount of time to implement.

For public business entities that are not SEC filers this guidance will be effective in the fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. We are currently evaluating the impact of adopting the new guidance on the consolidated financial statements, results of operations, and our financial statement disclosures.

On January 26, 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment, to simplify the accounting for goodwill impairment. The guidance removes Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. All other goodwill impairment guidance will remain largely unchanged. We will continue to have the option to perform a qualitative assessment to determine if a quantitative impairment test is necessary. The amendments in this update become effective for annual periods and interim periods within those annual periods beginning after December 15, 2019. We are currently evaluating the impact of adopting the new guidance on the consolidated financial statements, but it is not expected to have a material impact.

On March 30, 2017, the FASB issued ASU 2017-08, Premium Amortization on Purchased Callable Debt Securities, which amends the amortization period for certain purchased callable debt securities held at a premium, shortening such period to the earliest call date. Under the ASU, entities must amortize to the earliest call date the premium on certain purchased callable debt securities. Therefore, they will no longer recognize a loss in earnings upon the debtor’s exercise of a call on a purchased callable debt security held at a premium. The guidance does not require any accounting change for debt securities held at a discount; the discount continues to be amortized as an adjustment of yield over the contractual life (to maturity) of the instrument. For public business entities, the amendments in this update become effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2018. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. An entity should apply the amendments in this update on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. We are currently evaluating the impact of adopting the new guidance on the consolidated financial statements, but it is not expected to have a material impact.

Stonegate Bank and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands of dollars, except share data)

NOTE 2 – SECURITIES

The following table summarizes the amortized cost and fair value of securities at March 31, 2017 and December 31, 2016 and the corresponding amounts of gross unrecognized gains and losses:

		Gross	Gross
	Amortized Cost	Unrecognized Gains	Unrecognized Losses	Fair Value
March 31, 2017
Securities Held to Maturity
SBIC and SBAP debentures	$1,839	$3	$(3)	$1,839
Government agencies and
Government sponsored entities	14,597	288	(8)	14,877
Government agency residential mortgage-backed securities	95,808	542	(935)	95,415

	$112,244	$833	$(946)	$112,131

		Gross	Gross
	Amortized Cost	Unrecognized Gains	Unrecognized Losses	Fair Value
December 31, 2016
Securities Held to Maturity
SBIC and SBAP debentures	$1,966	$4	$(2)	$1,968
Government agencies and
Government sponsored entities	14,566	320	(7)	14,879
Government agency residential mortgage-backed securities	99,997	558	(683)	99,872

	$116,529	$882	$(692)	$116,719

The unrecognized gains and losses above represent the difference between the amortized cost basis of each security and its fair value. For the securities that were transferred in 2013 from available-for-sale to held-to-maturity, the amortized cost basis is the fair value at the time of the transfer, adjusted for any accretion of the gain or amortization of the loss that was present at the date of transfer. For the securities that were purchased as held-to-maturity, the amortized cost basis represents the book value of the security.

The SBIC and SBAP Debentures are securities of Small Business Investment Companies, which are licensed by the United States Small Business Administration (“SBA”). The SBA, an independent agency of the United States government, is the guarantor for these securities. The full faith and credit of the United States government is pledged to honor the SBA’s guarantee.

Stonegate Bank and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands of dollars, except share data)

NOTE 2 – SECURITIES (Continued)

The table below shows the securities in gross unrealized loss positions at March 31, 2017 and December 31, 2016, aggregated by investment category and length of time that individual securities have been in a continuous loss position. The gross unrealized losses represent the difference between the securities market value and book value and reflect the approximate loss that the Bank would incur if these securities had been sold at March 31, 2017 or December 31, 2016:

	Less Than 12 Months		12 Months or Longer		Total
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
March 31, 2017
Securities Held to Maturity
Government agencies and Government sponsored entities	$(135)	$14,877	$(3)	$482	$(138)	$15,359
Government agency residential Mortgage-backed securities	(1,407)	90,187	(55)	1,364	(1,462)	91,551

	$(1,542)	$105,064	$(58)	$1,846	$(1,600)	$106,910

December 31, 2016
Securities Held to Maturity
Government agencies and Government sponsored entities	$(133)	$14,879	$(3)	$499	$(136)	$15,378
Government agency residential Mortgage-backed securities	(1,231)	91,431	(58)	1,454	(1,289)	92,885

	$(1,364)	$106,310	$(61)	$1,953	$(1,425)	$108,263

At March 31, 2017 and December 31, 2016, the same three held-to-maturity securities have been in an unrealized loss position for more than one year. Total unrealized losses of approximately $1.6 million at March 31, 2017 and $1.4 million at December 31, 2016, totaled 1.49% and 1.30%, respectively of the amortized cost of these securities. All of the securities in unrealized loss positions were issued by U.S. government agencies and government sponsored entities, therefore, management does not consider there to be a credit loss associated with any of the securities. Management’s intent is to hold on to these securities and it is not more likely than not that the Bank will be required to sell any of the securities in an unrealized loss position. Given the low magnitude of the unrealized losses, the nature of the securities, and the intent and ability of the Bank to hold the securities until maturity or recovery in value, the unrealized losses are considered by management to be temporary.

Stonegate Bank and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands of dollars, except share data)

NOTE 2 – SECURITIES (Continued)

The amortized cost and fair value of securities at March 31, 2017, by contractual maturity, are shown below:

	Amortized Cost	Fair Value
Securities Held to Maturity
Due within one year	$—	$—
Due after one year through five years	14,059	14,257
Due after five years through ten years	1,892	1,977
Due over ten years	485	482
Mortgage-backed securities	95,808	95,415

	$112,244	$112,131

Mortgage-backed securities are excluded from the maturity categories because they are not due at a single due date. In addition, mortgage-backed securities may mature earlier than their contractual maturities because of prepayments.

During the first quarter of 2017, the Bank acquired securities in the acquisition of Insignia Bank (“Insignia”) with a fair market value of $31,131, and purchased $4,170 in securities that were U.S. Government mortgage-back securities. The Bank sold the entire Insignia portfolio for the acquisition fair market value, which resulted in no gains or losses to the Bank.

At March 31, 2017 and December 31, 2016, securities with a carrying value $86,464 and $89,064, respectively, were pledged as collateral for securities sold under agreements to repurchase and to secure certain exposures on outstanding swap transactions.

Federal Home Loan Bank stock, stated at par value, was $4,515 at March 31, 2017 and $3,587 at December 31, 2016. Management has not identified events or changes in circumstances that might have a significant adverse effect on the value of this stock.

Stonegate Bank and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands of dollars, except share data)

NOTE 3 – LOANS AND ALLOWANCE FOR LOAN LOSSES

The composition of net loans is as follows at March 31, 2017 and December 31, 2016:

	March 31, 2017	December 31, 2016
Commercial real estate	$1,328,856	$1,225,046
Construction and land development	264,040	261,006
Residential real estate	457,933	384,733
Commercial	322,453	307,729
Consumer and other	119,105	107,848

	2,492,387	2,286,362
Less:
Net discount on loans acquired	8,216	8,018
Net deferred loan origination fees	3,233	3,408

Subtotal	2,480,938	2,274,936

Less: Allowance for loan losses	19,538	18,888

Loans, net	$2,461,400	$2,256,048

Stonegate Bank and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands of dollars, except share data)

NOTE 3 – LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

At March 31, 2017 and December 31, 2016, loans with a carrying value of approximately $266,886 and $155,618 respectively, were pledged as collateral for advances from the Federal Home Loan Bank of Atlanta under a blanket floating lien agreement.

The following table presents the activity in the allowance for loan losses by portfolio segment for the three months ended March 31, 2017 and 2016, respectively:

	Commercial Real Estate	Construction and Land Development	Residential Real Estate	Commercial	Consumer	Total
Allowance for loan losses:
Beginning balance January 1, 2017	$11,384	$2,026	$2,273	$2,758	$447	$18,888
Provision for loan losses	316	(121)	293	68	44	600
Loans charged-off	—	—	(100)	—	(18)	(118)
Recoveries	42	8	25	89	4	168

Total ending allowance balance March 31, 2017	$11,742	$1,913	$2,491	$2,915	$477	$19,538

	Commercial Real Estate	Construction and Land Development	Residential Real Estate	Commercial	Consumer	Total
Allowance for loan losses:
Beginning balance January 1, 2016	$11,671	$1,702	$1,954	$2,457	$365	$18,149
Provision for loan losses	318	(123)	(70)	14	54	193
Loans charged-off	—	—	(4)	(4)	—	(8)
Recoveries	20	7	91	38	4	160

Total ending allowance balance March 31, 2016	$12,009	$1,586	$1,971	$2,505	$423	$18,494

Stonegate Bank and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands of dollars, except share data)

NOTE 3 – LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of March 31, 2017 and December 31, 2016:

	Commercial Real Estate	Construction and Land Development	Residential Real Estate	Commercial	Consumer	Total
March 31, 2017
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$74	$—	$540	$410	$—	$1,024
Collectively evaluated for impairment	11,668	1,913	1,951	2,505	477	18,514
Acquired with deteriorated credit quality	—	—	—	—	—	—

Total ending allowance balance	$11,742	$1,913	$2,491	$2,915	$477	$19,538

Loans:
Loans individually evaluated for impairment	$9,523	$—	$3,727	$2,711	$—	$15,961
Loans collectively evaluated for impairment	1,284,213	260,330	444,194	315,870	118,734	2,423,341
Loans acquired with deteriorated credit quality	28,277	3,316	6,929	3,090	24	41,636

Total ending loans balance	$1,322,013	$263,646	$454,850	$321,671	$118,758	$2,480,938

	Commercial Real Estate	Construction and Land Development	Residential Real Estate	Commercial	Consumer	Total
December 31, 2016
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$51	$—	$262	$412	$—	$725
Collectively evaluated for impairment	11,333	2,026	2,011	2,346	447	18,163
Acquired with deteriorated credit quality	—	—	—	—	—	—

Total ending allowance balance	$11,384	$2,026	$2,273	$2,758	$447	$18,888

Loans:
Loans individually evaluated for impairment	$9,585	$—	$3,653	$2,408	$1	$15,647
Loans collectively evaluated for impairment	1,179,441	257,575	372,679	301,310	107,445	2,218,450
Loans acquired with deteriorated credit quality	28,972	3,096	5,686	3,085	—	40,839

Total ending loans balance	$1,217,998	$260,671	$382,018	$306,803	$107,446	$2,274,936

Stonegate Bank and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands of dollars, except share data)

NOTE 3 – LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

The following table presents information related to impaired loans by class of loans as of March 31, 2017 and December 31, 2016:

	As of March 31, 2017			As of December 31, 2016
	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated
With no related allowance recorded:
Commercial real estate:
Owner occupied	$2,083	$1,638	$—	$2,101	$1,655	$—
Non-owner occupied	3,747	3,229	—	3,764	3,246	—
Residential real estate:
First mortgages	692	692	—	2,055	2,056	—
HELOCs and equity	493	406	—	555	418	—
Commercial	2,414	2,021	—	2,108	1,715	—
Consumer	—	—	—	1	1	—

Subtotal	9,429	7,986	—	10,584	9,091	—

With an allowance recorded:
Commercial real estate:
Owner occupied	1,398	1,398	28	1,409	1,409	1
Non-owner occupied	2,420	2,420	29	2,437	2,437	31
Multifamily	851	838	17	857	838	19
Residential real estate:
First mortgages	2,412	2,412	465	1,179	1,179	262
HELOCs and equity	218	217	75
Commercial	749	690	410	754	693	412

Subtotal	8,048	7,975	1,024	6,636	6,556	725

Total	$17,477	$15,961	$1,024	$17,220	$15,647	$725

Stonegate Bank and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands of dollars, except share data)

NOTE 3 – LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

Average of impaired loans and related interest income by class of loans for the three months ended March 31, 2017 and March 31, 2016:

	Three months ended March 31, 2017			Three months ended March 31, 2016
	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized
Commercial real estate:
Owner occupied	$3,046	$26	$26	$2,889	$31	$31
Non-owner occupied	5,662	72	72	4,930	76	75
Multifamily	838	—	—	826	7	7
Residential real estate:
First mortgages	3,106	5	5	1,902	7	7
HELOCs and equity	690	2	2	769	2	2
Commercial	2,499	18	18	839	1	1
Consumer	—	—	—	1	—	—

Total	$15,841	$123	$123	$12,156	$124	$123

Stonegate Bank and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands of dollars, except share data)

NOTE 3 – LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

The following tables present the recorded investment in nonaccrual and loans past due over 90 days still on accrual by class of loans as of March 31, 2017 and December 31, 2016:

	Nonaccrual		Loans Past Due Over 90 Days Still Accruing
	March 31, 2017	December 31, 2016	March 31, 2017	December 31, 2016
Commercial real estate
Owner occupied	$1,029	$966	$—	$—
Non-owner occupied	212	212	—	—
Multifamily	90	93	—	—
Construction and land development
Land development	253	259	—	—
Residential real estate
First mortgages	2,589	2,729	—	—
HELOCs and equity	622	722	—	—
Commercial	4,263	3,575	—	—
Consumer and other	—	—	29	18

Total	$9,058	$8,556	$29	$18

The following table presents the aging of the recorded investment in past due loans as of March 31, 2017 by class of loans:

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 89 Days Past Due	Total Past Due	Loans Not Past Due	Total
Commercial real estate
Owner occupied	$—	$—	$1,029	$1,029	$545,290	$546,319
Non-owner occupied	2,584	—	212	2,796	649,548	652,344
Multifamily	—	—	90	90	123,260	123,350
Construction and land development
Construction	—	—	—	—	195,947	195,947
Land development	—	—	253	253	67,446	67,699
Residential
First mortgages	903	—	2,589	3,492	373,803	377,295
HELOCs and equity	225	—	622	847	76,708	77,555
Commercial	303	337	4,263	4,903	316,768	321,671
Consumer and other	—	1	29	30	118,728	118,758

	$4,015	$338	$9,087	$13,440	$2,467,498	$2,480,938

Stonegate Bank and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands of dollars, except share data)

NOTE 3 – LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

The following table presents the aging of the recorded investment in past due loans as of December 31, 2016 by class of loans:

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 89 Days Past Due	Total Past Due	Loans Not Past Due	Total
Commercial real estate
Owner occupied	$—	$77	$966	$1,043	$514,075	$515,118
Non-owner occupied	—	—	212	212	584,408	584,620
Multifamily	—	—	93	93	118,167	118,260
Construction and land development
Construction	—	—	—	—	195,005	195,005
Land development	—	—	259	259	65,407	65,666
Residential
First mortgages	178	72	2,729	2,979	302,914	305,893
HELOCs and equity	—	—	722	722	75,403	76,125
Commercial	—	—	3,575	3,575	303,228	306,803
Consumer and other	56	4	18	78	107,368	107,446

	$234	$153	$8,574	$8,961	$2,265,975	$2,274,936

Troubled Debt Restructurings:

The Bank has allocated $161 and $140 of specific reserves to customers whose loan terms have been modified in troubled debt restructurings (“TDR”) as of March 31, 2017 and December 31, 2016, respectively. The recorded investment of these loans was $9,401 and $9,464 as of March 31, 2017 and December 31, 2016, respectively. As of March 31, 2017 and December 31, 2016, $407 and $419, respectively, of these loans were on nonaccrual status. At March 31, 2017 and December 31, 2016, there were no additional funds committed to be advanced in connection with loans classified as trouble debt restructurings.

When certain conditions arise, the Bank may determine it to be beneficial to restructure or modify the terms of a loan as a TDR. The modification of the terms of such loans included one or a combination of the following: a reduction of the stated interest rate of the loan; an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk; or a permanent reduction of the contractual balance of the loan. Modifications involving a reduction of the stated interest rate or an extension of the maturity date of the loan were for periods ranging from six months to seven years.

Stonegate Bank and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands of dollars, except share data)

NOTE 3 – LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

During the three months ended March 31, 2017 there were no loans modified as troubled debt restructurings, and therefore, there were $0 increases in the allowance for loan losses and $0 in charge-offs related to loans modified as TDR during this time period.

The following table presents loans by class modified as troubled debt restructurings that occurred during the three months ended March 31, 2016:

	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled Debt Restructurings:
Commercial real estate:
Nonowner occupied	1	$1,960	$1,960

Total	1	$1,960	$1,960

There was no increase in the allowance for loan losses and no charge-offs for the troubled debt restructurings described above during the quarter ended March 31, 2016.

There were no troubled debt restructurings for which there was a payment default within 12 months following the modification during the quarter ended March 31, 2017 and March 31, 2016.

A loan is considered to be in payment default once it is 90 days contractually past due under the modified terms.

The terms of certain other loans were modified that did not meet the definition of a troubled debt restructuring. The recorded investment of these modifications during the three months ended March 31, 2017 and March 31, 2016 was $15,121 and $2,533 respectively. The modification of these loans involved either a modification of the terms of a loan to borrowers who were not experiencing financial difficulties or a delay in a payment that was considered to be insignificant. Generally the modifications were to lower interest rates prior to maturity to competitively retain the loan.

In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under the Bank’s internal underwriting policy.

Credit Quality Indicators:

The Bank categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information and current economic trends, among other factors. The Bank analyzes loans individually by classifying the loans as to credit risk. Loans classified as substandard or special mention are reviewed quarterly by the Bank for further deterioration or improvement to determine if the loan is properly classified and impairment, if any, is recognized. All commercial lines of credit and commercial real estate loans over $500 are reviewed at least annually to determine the appropriate loan grading. In addition, during the renewal process of any loan, as well as if a loan becomes past due, the Bank will evaluate the loan risk rating. The Bank uses the following definitions for risk ratings:

Stonegate Bank and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands of dollars, except share data)

NOTE 3 – LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

Special Mention. Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard. Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable.

Loans excluded from the scope of the annual review process above are generally classified as pass credits until: (a)

they become past due; (b) management becomes aware of deterioration in the credit worthiness of the borrower; or (c) the customer contacts the Bank for a modification. In these circumstances the loan is specifically evaluated for potential classification as to special mention, substandard or even charged off.

As of March 31, 2017, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

	Pass	Special Mention	Substandard	Doubtful	Total
Commercial real estate
Owner occupied	$537,840	$2,889	$5,590	$—	$546,319
Non-owner occupied	649,367	—	2,977	—	652,344
Multifamily	120,203	10	3,137	—	123,350
Construction and land development Construction	195,782	—	165	—	195,947
Land development	64,382	516	2,801	—	67,699
Residential
First mortgages	374,221	—	3,074	—	377,295
HELOCs and equity	76,614	—	941	—	77,555
Commercial	311,168	4,665	5,838	—	321,671
Consumer and other	118,758	—	—	—	118,758

Total	$2,448,335	$8,080	$24,523	$—	$2,480,938

Total special mention loans of $8,080, which increased $1,906 from December 31, 2016, included a purchased participation loan for $4,612 and $3,468 in loans that were acquired in past mergers. Total substandard loans of $24,523, which increased $1,539 from December 31, 2016, includes $19,812 from loans acquired in past mergers. Included in the total substandard loans of $24,523 is $12,887 of loans acquired with deteriorated credit quality.

Stonegate Bank and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands of dollars, except share data)

NOTE 3 – LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

As of December 31, 2016, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

	Pass	Special Mention	Substandard	Doubtful	Total
Commercial real estate
Owner occupied	$504,770	$5,495	$4,853	$—	$515,118
Non-owner occupied	581,629	—	2,991	—	584,620
Multifamily	115,084	26	3,150	—	118,260
Construction and land development
Construction	194,840	—	165	—	195,005
Land development	62,584	516	2,566	—	65,666
Residential
First mortgages	302,674	—	3,219	—	305,893
HELOCs and equity	75,184	81	860	—	76,125
Commercial	301,568	56	5,179	—	306,803
Consumer and other	107,445	—	1	—	107,446

Total	$2,245,778	$6,174	$22,984	$—	$2,274,936

Total special mention loans of $6,174 were all loans that were acquired in past mergers. Total substandard loans of $22,984 include $12,577 from loans acquired in past mergers with deteriorated credit quality.

Purchased Credit Impaired Loans

The Bank has purchased loans, for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected. Evidence of credit quality deterioration as of the acquisition date may include information such as past due and nonaccrual status, borrower credit scores and recent loan to value percentages. Purchased credit-impaired loans are initially measured at fair value, which encompasses estimated future credit losses expected to be incurred over the lives of the loans.

Accordingly, an allowance for credit losses related to these loans is not carried over and recorded at the acquisition date. Management estimated the cash flows expected to be collected at acquisition using internal risk models, which incorporate estimates of current key assumptions, such as default rates, severity and collateral values.

Stonegate Bank and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands of dollars, except share data)

NOTE 3 – LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

The carrying amount of those loans included in loans receivable in the accompanying consolidated statements of financial condition at March 31, 2017 and December 31, 2016 is as follows:

	March 31, 2017	December 31, 2016
Commercial real estate	$28,277	$28,972
Construction and land development	3,316	3,096
Residential	6,929	5,686
Commercial	3,090	3,085
Consumer	24	—

	$41,636	$40,839

Principal balance outstanding at end of period	$58,618	$58,179

Following is a summary of changes in accretable yield, or income expected to be collected, for acquired impaired loans for the three months ended March 31, 2017 and 2016:

	Three-Month Period Ended
	March 31, 2017	March 31, 2016
Balance at January 1	$4,252	$7,833
New loans purchased	2,283	—
Accretion of income	(1,879)	(668)
Reclassifications from nonaccretable	2,292	586
Disposals	(153)	(477)

Balance at March 31	$6,795	$7,274

Stonegate Bank and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands of dollars, except share data)

NOTE 3 – LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

The Bank’s allowance for loan losses for acquired impaired loans would reflect only those losses incurred after acquisition. The Bank had no allowance for loan losses on any loans acquired with evidence of credit quality deterioration as of March 31, 2017 and 2016.

Loans acquired during 2017 for which it is probable at acquisition that all contractually required payments would not be collected are summarized as follows:

Contractually required principal and interest at acquisition
Commercial real estate	$2,853
Construction and land development	1,474
Residential	2,584

6,911
Less: Nonaccretable discount	(1,173)

Cash flows expected to be collected at acquisition	5,738
Accretable yield	(2,283)

Basis in acquired loans at acquisition	$3,455

Income is not recognized on certain purchased loans if the Bank cannot reasonably estimate cash flows expected to be collected. The carrying amounts of such loans as of March 31, 2017 and December 31, 2016 were:

	March 31, 2017	December 31, 2016
Commercial real estate	$407	$419
Residential	535	531

	$942	$950

Stonegate Bank and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands of dollars, except share data)

NOTE 4 – BORROWINGS

The Bank enters into borrowing arrangements (“securities sold under agreements to repurchase’) with various customers under which the Bank pledges U.S. Government agency securities which it owns and controls. These arrangements, which mature daily, had a carrying amount of $33,300 and $36,448 at March 31, 2017 and December 31, 2016, respectively. The remaining $10,000 outstanding at both March 31, 2017 and December 31, 2016 matures in February, 2018, but is callable quarterly at the discretion of the counterparty. This borrowing arrangement is also secured by U.S. Government agency securities. Additional details on these securities sold under agreement to repurchase as of March 31, 2017 are outlined below:

	Mature Daily	Over 1 Year	Total
Fair value of U.S. Government securities pledged	$38,872	$11,903	$50,775
Borrowings related to pledged amounts	$33,300	$10,000	$43,300
Fair value pledged as a percentage of borrowings	116.7%	119.0%	117.3%

The Bank has an “Advances and Security Agreement” with the Federal Home Loan Bank of Atlanta (“FHLB”). All borrowings under the agreement are secured by a blanket lien on qualified collateral (see Note 3). At March 31, 2017 and December 31, 2016 there was $38,266 and $25,000 in term advances outstanding, respectively. The term advances bear interest at fixed rates ranging from 0.82% to 2.76%, with $14,500 maturing in 2017, $22,500 in 2018 and $1,267 in 2023. Three of the advances totaling $25,000 have a quarterly conversion date which allows the outstanding advances to be converted from fixed rate to variable rate at the option of the FHLB. The Bank had approximately $136,083 in remaining available credit under this agreement at March 31, 2017.

The Bank had available credit of $82,000 under unsecured federal funds lines of credit with various correspondent banks at March 31, 2017 and December 31, 2016. There were no borrowings outstanding under these agreements at March 31, 2017 or December 31, 2016.

With the Regent Bancorp, Inc. acquisition in 2016, we acquired $12,475 in subordinated debentures with a fair value of $8,121 and a current balance of $8,230. Of the $12,475 face amount of the debentures, $5,155 are due April 7, 2035, with a quarterly interest rate adjustment to the three month LIBOR rate plus 2.15%. The remaining face amount of $7,320 is due September 23, 2036, with a quarterly interest rate adjustment to the three month LIBOR rate plus 1.62%. The debentures are redeemable, in whole or in part, prior to maturity at our option on a quarterly basis when interest is due and payable and in whole at any time within 90 days following the occurrence and continuation of certain changes in the tax treatment or capital treatment of the debentures.

Stonegate Bank and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands of dollars, except share data)

NOTE 5 – INCOME TAXES

The provision for income taxes for the periods ended March 31, 2017 and 2016 consists of the following:

	Three Months Ended
	March 31, 2017	March 31, 2016
Current
Federal	$3,682	$1,847
State	423	307

	4,105	2,154

Deferred
Federal	133	1,218
State	14	124

	147	1,342

Total provision for income taxes	$4,252	$3,496

NOTE 6 – STOCK OPTIONS

In 2005, the Board of Directors approved the Stonegate Bank Stock Option Plan (the “2005 Plan”). In April of 2012, the Board of Directors approved the Stonegate Bank Statutory and Nonstatutory Stock Option Plan (the “2012 Plan”). The 2012 Plan terminated the 2005 Plan except as to those options previously issued under the 2005 Plan. In April 2014, the Board of Directors approved the 2014 Stonegate Statutory and Nonstatutory Stock Option Plan (the “2014 Plan”), which was subsequently approved by the Bank’s shareholders at the 2014 annual meeting. The 2014 Plan terminated the 2012 Plan except as to those options previously issued under the 2012 Plan.

Similar to its predecessor plans, stock options may be granted under the 2014 Plan to directors, officers and employees of the Bank for the purchase of common stock. The exercise price of each option granted under the plans must equal or exceed the fair market value of the Bank’s stock on the date of grant. Options issued become exercisable at a rate no greater than 20% per year of service from the date of grant. Options expire 10 years from the date of grant. The maximum number of options that can be granted under the 2014 Plan is equal to 20% of outstanding common shares. Through March 31, 2017, the Bank had set aside 2,932,939 shares of common stock for the granting of options under the 2014 Plan, of which 1,239,039 remained available for grant at March 31, 2017. New shares of common stock will be issued upon the exercise of any outstanding Bank options.

The following table presents total stock-based compensation for the periods ended March 31, 2017 and 2016:

	March 31, 2017	March 31, 2016
Total stock-based compensation expense For three months ended	$309	$284

At March 31, 2017, there was $3,201 of total unrecognized compensation expense related to non-vested share-based compensation arrangements granted under the Bank’s stock option plans. The Bank expects to recognize that cost over a weighted average period of 3.38 years.

The Bank used the Black-Scholes option pricing model to calculate fair values of options awarded. This model requires assumptions as to expected volatility, dividends, terms and risk-free rates. Assumptions used for the three months ended March 31, 2016 and 2017 are outlined in the table below:

Stonegate Bank and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands of dollars, except share data)

NOTE 6 – STOCK OPTIONS (Continued)

	2017	2016
Expected volatility	19.90%	19.78% - 19.89%
Dividend Yield	0.68%	1.07%
Expected term in years	10 years	10 years
Range of risk free rates	2.57%	1.78% - 2.07%

The Bank uses historical market prices of its own common stock in its calculation of volatility. The expected term represents the period of time that options granted are expected to be outstanding based on the contractual terms of the options and employees’ expected exercise behavior. The risk free rate is based on the U.S. Treasury zero coupon constant maturity rate in effect at the time of grant for the appropriate life of each option.

The following table presents the activity of the Bank’s outstanding stock options, for all classes of common stock at March 31, 2017:

	Number of Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value	Range of Exercise Prices
Options outstanding, January 1, 2017	1,071,050	$21.10
Options granted	35,500	47.20
Options exercised	39,500	17.56
Options forfeited	4,500	29.68
Options expired	—	—

Options outstanding, March 31, 2017	1,062,550	$22.06	6.16	$26,596	$6.80-$47.20

Exercisable at March 31, 2017	647,183	$17.53	4.87	$19,130

Unvested at March 31, 2017	415,367	$29.12	8.16	$7,466

Expected to vest at March 31, 2017	1,062,550	$22.06	6.16	$26,596

The following table presents the values of option grants and exercises for the three months ended March 31, 2017 and 2016:

	Three Months Ended
	March 31, 2017	March 31, 2016
Intrinsic value of options exercised	$1,167	$638
Cash received from option exercises	694	684
Tax benefit realized from option exercises	350	197
Weighted average grant date fair value of options granted	14.18	7.62
Total fair value of shares underlying options vested during the quarter	503	1,715

Stonegate Bank and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands of dollars, except share data)

NOTE 7 – REGULATORY MATTERS AND RESTRICTIONS ON RETAINED EARNINGS

The Bank is subject to various regulatory capital requirements administered by state and federal banking agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, banks must meet specific capital guidelines that involve quantitative measures of the bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices.

Effective January 1, 2015, new regulatory capital requirements, referred to as Basel III, were established by the international banking framework and are reflected in the table below. As part of Basel III, management opted out of the AOCI treatment and therefore unrealized security gains and losses will continue to be excluded from the capital calculations. Quantitative measures established by Basel III to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of Total, Tier 1 and Common Equity Tier 1capital to risk-weighted assets, and of Tier 1 capital to average assets (all as defined in the Federal Deposit Insurance Corporation (“FDIC”) regulations). The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Management believes that the Bank met all capital adequacy requirements to which it is subject at March 31, 2017.

Additionally, effective as of January 1, 2016, financial institutions are required to maintain a capital conservation buffer (“CCB”) to avoid restrictions on capital distributions and other payments. If a financial institution’s CCB falls below the minimum requirement, its maximum payout amount for capital distributions and discretionary payments declines to a set percentage of eligible retained income based on the size of the buffer. The implementation of the CCB began on January 1, 2016 at the 0.625% level and will be phased in over a three-year period (increasing by 0.625% on each subsequent January 1, until it reaches 2.5% on January 1, 2019). As of March 31, 2017, the Bank’s CCB stood at 4.26%.

At March 31, 2017 and December 31, 2016, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank’s category.

Stonegate Bank and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands of dollars, except share data)

NOTE 7 – REGULATORY MATTERS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

The Bank’s actual capital amounts and ratios are also presented in the table:

	Actual		Minimum Required for Capital Adequacy Purposes (1)		Minimum Required to be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
March 31, 2017
Total capital (to risk-weighted assets)	$344,623	12.3%	$295,041	10.5%	$280,992	10.0%
Tier 1 capital (to risk-weighted assets)	316,780	11.3	238,843	8.5	224,793	8.0
Common Equity Tier 1 capital
(to risk-weighted assets)	316,780	11.3	196,694	7.0	182,645	6.5
Tier 1 capital (to average assets)	316,780	10.1	125,686	4.0	157,107	5.0
December 31, 2016
Total capital (to risk-weighted assets)	$314,768	12.1%	$272,410	10.5%	$259,438	10.0%
Tier 1 capital (to risk-weighted assets)	287,630	11.1	220,522	8.5	207,550	8.0
Common Equity Tier 1 capital
(to risk-weighted assets)	287,630	11.1	181,607	7.0	168,635	6.5
Tier 1 capital (toaverage assets)	287,630	10.0	115,258	4.0	144,072	5.0

(1)	Minimum ratio plus fully phased-in CCB as of March 31, 2017 and December 31, 2016

Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. Under these regulations the amount of dividends that may be paid in any calendar year is limited to the current year’s net profits, combined with the retained net profits of the preceding two years, subject to the capital requirements described above. The Bank paid to shareholders of record $1,224 during the first three months of 2017. Based upon this regulatory limitation, the Bank could, without prior approval, declare dividends during the 2017 calendar year, of up to approximately $54,036 plus any 2017 net profits retained as of the date of the dividend declaration.

NOTE 8 – DERIVATIVE FINANCIAL INSTRUMENTS

During 2008, the Bank, as part of its product line, began offering to customers who desired intermediate to long-term fixed rate lending the ability to enter into interest rate swaps whereby the Bank receives interest at a fixed rate and pays interest at a variable rate indexed to LIBOR. Simultaneous with the execution of the swap agreement with its customer the Bank enters into an interest rate swap agreement, indexed to LIBOR, with one of its correspondent banks whereby the Bank pays interest at a fixed rate and receives interest at a variable rate.

These standalone derivative financial instruments are in the form of interest rate swap agreements and derive their value from underlying interest rates. These transactions involve both credit and market risk. The notional amounts are amounts on which calculations, payments, and the value of the derivative are based. Notional amounts do not represent direct credit exposures. Direct credit exposure is limited to the net difference between the calculated amounts to be received and paid, if any. Such difference, which represents the fair value of the derivative instruments, is reflected on the Bank’s balance sheet as other assets and other liabilities.

Stonegate Bank and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands of dollars, except share data)

NOTE 8 – DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

The Bank is exposed to credit-related losses in the event of nonperformance by the counterparties to these agreements. If the counterparty fails to perform, credit risk is equal to the extent of the fair value gain in a derivative. When the fair value of a derivative contract is positive, this generally indicates that the counterparty owes the Bank, and, therefore, creates a repayment risk for the Bank. When the fair value of a derivative contract is negative, the Bank owes the counterparty and, therefore, it has no repayment risk. The Bank controls the credit risk of its financial contracts through credit approvals, limits and monitoring procedures, and does not expect any counterparties to fail their obligations.

At March 31, 2017 and December 31, 2016, the information pertaining to outstanding interest rate swap agreements whereby the Bank makes payments at a variable rate determined by a specified index (1 to 3-month LIBOR and prime rate) in exchange for receiving payments at a fixed rate is as follows:

	March 31, 2017	December 31, 2016
Notional amount	$155,159	$159,918
Weighted average pay rate	3.45%	3.20%
Weighted average receive rate	4.73%	4.76%
Weighted average maturity in years	7.74	7.86

At March 31, 2017 and December 31, 2016, the information pertaining to outstanding interest rate swap agreements whereby the Bank makes payments at a fixed rate and receives payments at a variable rate determined by a specified index (1 to 3-month LIBOR and prime rate) is as follows:

	March 31, 2017	December 31, 2016
Notional amount	$155,159	$159,918
Weighted average pay rate	4.73%	4.76%
Weighted average receive rate	3.45%	3.20%
Weighted average maturity in years	7.74	7.86

Stonegate Bank and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands of dollars, except share data)

NOTE 8 – DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

The fair value of derivative instruments, none of which have been designated as hedging instruments, included in the statement of financial condition and the effect of derivative instruments on operations are as follows:

Fair Values of Derivative Instruments

	Asset Derivatives
	Balance Sheet Location	Fair Value
		March 31, 2017	December 31, 2016
Interest rate swap contracts	Other assets	$847	$1,825

	Liability Derivatives
	Balance Sheet Location	Fair Value
		March 31, 2017	December 31, 2016
Interest rate swap contracts	Other liabilities	$847	$1,825

The Effect of Derivative Instruments on the Statements of Earnings

Asset Derivatives
	Location of Gain	Amount of Gain
	Recognized in Income	Recognized in Income
		March 31, 2017	March 31, 2016
Interest rate swap contracts	Other noninterest income
For three months ended		$—	$408

To reduce credit risk related to the use of derivative instruments the Bank might deem it necessary to obtain collateral. The amount and nature of the collateral obtained is based on the Bank’s credit evaluation of the customer.

Stonegate Bank and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands of dollars, except share data)

NOTE 9 – FAIR VALUE MEASUREMENTS

The following tables set forth the Bank’s assets and liabilities which are measured at fair value on a recurring basis as of March 31, 2017 and December 31, 2016:

	March 31, 2017
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total at Fair Value
Assets
Interest rate swaps	$—	$847	$—	$847

Liabilities
Interest rate swaps	$—	$847	$—	$847

	December 31, 2016
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total at Fair Value
Assets
Interest rate swaps	$—	$1,825	$—	$1,825

Liabilities
Interest rate swaps	$—	$1,825	$—	$1,825

Stonegate Bank and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands of dollars, except share data)

NOTE 9 – FAIR VALUE MEASUREMENTS (Continued)

The fair values of assets carried at fair value measured on a nonrecurring basis are as follows at March 31, 2017 and December 31, 2016:

	Fair Value Measurements Using:
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
At March 31, 2017:
Impaired loans:
Residential Real Estate:
First mortgages	$—	$—	$81
Commercial	—	—	278

	$—	$—	$359

Other real estate owned:
Commercial real estate:
Non-Owner Occupied	—	—	3,578
Residential Real Estate:
First Mortgages	—	—	167
Construction and Land Development:
Land Development	—	—	477

	$—	$—	$4,222

At December 31, 2016:
Impaired loans:
Residential Real Estate: First mortgages	$—	$—	$81
HELOC and Equity	—	—	100
Commercial	—	—	278

	$—	$—	$459

Other real estate owned:
Commercial real estate:
Non-Owner Occupied	$—	$—	$1,756
Multifamily	—	—	—
Residential Real Estate:
First Mortgages	—	—	559
HELOC and Equity	—	—	197
Construction and Land Development:			—
Land Development	—	—	280

	$—	$—	$2,792

The Bank did not have a provision for loan loss expense for impaired loans during the three months period ending March 31, 2017. The Bank recorded net losses on sales of other real estate owned of $39 during the three months ended March 31, 2017.

Stonegate Bank and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands of dollars, except share data)

NOTE 9 – FAIR VALUE MEASUREMENTS (Continued)

The following summarizes information relating to Level 3 non-recurring instruments for the three months ended March 31, 2017 and for the year ended December 31, 2016:

March 31, 2017	Outstanding Balance	Valuation Allowance	Net Carrying Value
Impaired loans – collateral dependent	$811	$452	$359
Other real estate owned	4,222	—	4,222
December 31, 2016
Impaired loans – collateral dependent	$911	$452	$459
Other real estate owned	2,792	—	2,792

The following table presents quantitative information about level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at March 31, 2017 and December 31, 2016:

March 31, 2017	Fair value	Valuation Technique	Unobservable Input	Range (Weighted Average)
Impaired loans	$359	Sales comparison approach	Comparability adjustments	(12)%-0% (7.3%)
Real estate owned	4,222	Sales comparison approach	Comparability adjustments	(17)%-97% (80.5%)

December 31, 2016	Fair value	Valuation Technique	Unobservable Input	Range (Weighted Average)
Impaired loans	$459	Sales comparison approach	Comparability adjustments	(12)%-0% (10.7%)
Real estate owned	2,792	Sales comparison approach	Comparability adjustments	(17)%-93% (68.4%)

Stonegate Bank and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands of dollars, except share data)

NOTE 9 – FAIR VALUE MEASUREMENTS (Continued)

The Bank used the following methods and significant assumptions to estimate fair value:

Cash and due from banks and federal funds sold: The carrying amounts of cash and short-term instruments approximate fair values and are classified as Level 1 in the fair value hierarchy.

Investment securities: The fair values for investment securities are calculated based on market prices of similar securities or matrix pricing (Level 2), which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for specific securities, but rather by relying on the securities’ relationship to other benchmark quoted securities.

Federal Home Loan Bank stock: It was not practicable to determine the fair value of Federal Home Loan Bank stock due to restrictions placed on its transferability.

Derivatives: The fair values of derivatives are based on valuation models using observable market data as of the measurement date (Level 2).

Impaired Loans: The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the client and client’s business, resulting in a Level 3 fair value classification. Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

Loans: Fair values of loans, excluding impaired loans, are estimated as follows: For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values resulting in a Level 3 classification. Fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality resulting in a Level 3 classification. Impaired loans are valued at the lower of cost or fair value as described previously. The methods utilized to estimate the fair value of loans do not necessarily represent an exit price.

Accrued interest receivable and accrued interest payable: The carrying amounts of accrued interest receivable approximate fair value resulting in a Level 3 classification. The carrying amounts of accrued interest payable approximate fair value resulting in a level 2 classification.

Deposits: The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amount) resulting in a Level 1 classification. The carrying amounts of variable rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date resulting in a Level 2 classification. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flows calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits resulting in a Level 2 classification.

Borrowed funds: The estimated fair value approximates carrying value for short-term borrowings, including overnight advances from the Federal Home Loan Bank and short-term repurchase agreements resulting in a Level 2 classification. The fair value of long-term borrowings is estimated by discounting future cash flows using current interest rates for similar instruments resulting in a Level 2 classification.

Stonegate Bank and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands of dollars, except share data)

NOTE 9 – FAIR VALUE MEASUREMENTS (Continued)

Real Estate Owned: Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at the lower of cost or fair value less estimated costs to sell. Fair value is commonly based on recent real estate appraisals which are updated no less frequently than annually. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Real estate owned properties are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

Appraisals for both collateral-dependent impaired loans and real estate owned are performed by certified general appraisers (for commercial properties) or certified residential appraisers (for residential properties) whose qualifications and licenses have been reviewed and verified by the Bank. Once received, a member of the Credit Administration Department reviews the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value in comparison with independent data sources such as recent market data or industry-wide statistics.

Off-balance-sheet instruments: Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. Management does not believe that the fair value of these commitments is material.

Stonegate Bank and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands of dollars, except share data)

NOTE 9 – FAIR VALUE MEASUREMENTS (Continued)

Following is a summary of the carrying amounts and estimated fair values of the Bank’s financial instruments at March 31, 2017 and December 31, 2016. The fair value estimates presented are based on pertinent information available to management at March 31, 2017 and December 31, 2016. Although management is not aware of any factors that would significantly affect the estimated fair values, their values have not been comprehensively revalued for purposes of these financial statements since the statement of financial condition date. Therefore, current estimates of fair value may differ significantly from the amounts disclosed.

	Fair value measurements
at March 31, 2017	Carrying amount	Level 1	Level 2	Level 3	Total
Financial assets:
Cash and due from banks	$403,766	$403,766	$—	$—	$403,766
Federal funds sold	30,000	30,000	—	—	30,000
Securities held to maturity	112,244	—	112,131	—	112,131
Federal Home Loan Bank stock	4,515	—	—	—	N/A
Loans, net	2,461,400	—	—	2,450,813	2,450,813
Accrued interest receivable	6,541	—	—	6,541	6,541
Interest rate swaps	847	—	847	—	847

Financial liabilities:
Deposits- without stated maturities	$2,505,786	$2,505,786	$—	$—	$2,505,786
Deposits- with stated maturities	215,153	—	214,258	—	214,258
Securities sold under agreement to repurchase	43,300	—	43,356	—	43,356
Federal Home Loan Bank advances	38,266	—	38,514	—	38,514
Accrued interest payable	466	—	466	—	466
Interest rate swaps	847	—	847	—	847

	Fair value measurements
at December 31, 2016	Carrying amount	Level 1	Level 2	Level 3	Total
Financial assets:
Cash and due from banks	$305,803	$305,803	$—	$—	$305,803
Federal funds sold	30,000	30,000	—	—	30,000
Securities held to maturity	116,529	—	116,719	—	116,719
Federal Home Loan Bank stock	3,587	—	—	—	N/A
Loans, net	2,256,048	—	—	2,248,418	2,248,418
Accrued interest receivable	5,833	—	—	5,833	5,833
Interest rate swaps	1,825	—	1,825	—	1,825

Financial liabilities:
Deposits- without stated maturities	$2,273,873	$2,273,873	$—	$—	$2,273,873
Deposits- with stated maturities	173,953	—	173,362	—	173,362
Securities sold under agreement to repurchase	46,448	—	46,509	—	46,509
Federal Home Loan Bank advances	25,000	—	25,258	—	25,258
Accrued interest payable	446	—	446	—	446
Interest rate swaps	1,825	—	1,825	—	1,825

Stonegate Bank and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands of dollars, except share data)

NOTE 10 – EARNINGS PER SHARE

Basic earnings per common share is net income divided by weighted average number of common shares outstanding during the period. Diluted earnings per share includes the dilutive effect of additional potential common shares issuable under stock options.

	Three months ended March 31,
	2017	2016
Basic
Net Income	$7,994	$6,893
Preferred stock dividends	—	—

Net income available to common shareholders	$7,994	$6,893

Weighted average common shares outstanding	14,558,233	12,775,344
Basic earnings per common share	$0.55	$0.54

Diluted
Weighted average common shares outstanding	14,558,233	12,775,344
Dilutive effects of assumed exercise of stock options	532,542	389,002

Average shares and dilutive potential common shares	15,090,775	13,164,346
Diluted earnings per common share	$0.53	$0.52

Stock options for 48,500 and 355,250 shares of common stock were not considered in computing diluted earnings per common share for the quarters ended March 31, 2017 and 2016, respectively, because their exercise price exceeded the market value of our common stock and were antidilutive.

NOTE 11 – ACQUISITION

On March 7, 2017, the Bank completed the acquisition of Insignia. Insignia was merged with and into the Bank and the Bank was the surviving Florida-chartered commercial bank. The total value of the merger consideration was $48,088, which included $47,112 payable to Insignia shareholders in stock, plus cash in lieu of fractional shares. All of the issued and outstanding shares of common stock of Insignia were exchanged for a total of 997,095 shares of the Bank’s common stock. The fair market value of the Stonegate Common Stock issued in exchange for shares of common stock of Insignia was approximately $47.25 per share.

The Bank’s primary reasons for the transaction were to further solidify its market share in Sarasota County, Florida and expand its customer base to enhance deposit fee income and leverage operating costs through economies of scale. The acquisition increased the Bank’s total assets and total deposits by approximately 8% as compared with the balances at December 31, 2016, and is expected to positively affect the Bank’s operating results to the extent the Bank earns more from interest earning assets than it pays in interest on its interest bearing liabilities. The ability of the Bank to successfully collect interest and principal on loans acquired will also impact cash flows and operating results. Insignia operated two offices in Sarasota County, Florida.

The acquisition was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. The Bank has recorded goodwill on this acquisition of approximately $24,186, which is nondeductible for tax purposes as this acquisition is a nontaxable transaction. The goodwill is calculated based on the fair values of the assets acquired and liabilities assumed as of the acquisition date and is the result of expected operational efficiencies and other factors. Fair value estimates, including core deposit intangible, are based on the information available, and are subject to change for up to one year after the closing date of the acquisition as additional information relative to closing date fair values becomes available.

Stonegate Bank and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands of dollars, except share data)

NOTE 11 – ACQUISITION (Continued)

The list below summarizes the preliminary estimates of the fair value of the assets purchased and liabilities assumed as of the March 7, 2017 purchase date which are subject to adjustment. Additionally, management assessed and recorded the deferred tax assets resulting from differences in the carrying values of acquired assets and assumed liabilities for financial reporting purposes and their basis for income tax purposes. Management continues to evaluate fair value adjustments related to loans, other real estate owned, premises, intangibles and deferred tax assets as these may be subject to further adjustments.

Fair Value at March 7, 2017
Cash and cash equivalents	$8,364
Investment securities	31,131
Loans, held for investment	188,024
Premises and fixed assets	5,119
Core deposit intangible	3,342
Other assets	6,325

Total assets acquired	$242,305

Deposits	$204,406
Borrowings	13,283
Other liabilities	714

Total liabilities assumed	$218,403

Net assets acquired	$23,902

Consideration paid	48,088

Goodwill	$24,186

The following summarizes the pro forma net interest and other income, net income and earnings per share as if the merger with Insignia was effective as of January 1, 2016, the beginning of the annual period prior to acquisition. There were no material non-recurring adjustments to net interest and other income.

	Three months Ended March 31,
	2017	2016
Net interest and non-interest income	$29,702	$24,477
Net income available to common shareholders	$8,166	$7,081
Basic earnings per share	$0.53	$0.51
Diluted earnings per share	$0.51	$0.40

The pro forma above does not include $412 for the three month periods for 2016 in non-recurring adjustments to net income available to common shareholders and earnings per share for merger related professional expenses. These non-recurring expenses have been expensed in 2017.

Stonegate Bank and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands of dollars, except share data)

NOTE 11 – ACQUISITION (Continued)

The table below presents the estimated fair value of the acquired loans, as well as their unpaid principal balance (Book Balance) at the acquisition date. These estimates of fair value are based upon a discounted cash flow analysis. It is expected that all contractually required payments of principal and interest will be collected on loans which are not purchased credit impaired.

	Book Balance	Fair Value
Commercial real estate	$99,574	$99,077
Construction and land development	2,290	2,238
Residential real estate	80,129	79,742
Commercial	2,640	2,517
Consumer	989	995
Purchased credit impaired	4,748	3,455

Total loans	$190,370	$188,024

On September 15, 2016, the Bank completed the acquisition of Regent Bancorp, Inc. (“Regent”), and its wholly owned subsidiary, Regent Bank. Regent was merged with and into the Bank and the Bank was the surviving Florida-charted commercial bank. The total value of the merger consideration was $42,734, which included $42,727 payable to Regent shareholders in stock, plus cash in lieu of fractional shares. All of the issued and outstanding shares of common stock of Regent were exchanged for a total of 1,291,249 shares of the Bank’s common stock. The fair market value of the Stonegate Common Stock issued in exchange for shares of common stock of Regent was approximately of $33.09 per share.

The Bank’s primary reasons for the transaction were to further solidify its market share in Broward County, Florida and expand its customer base to enhance deposit fee income and leverage operating costs through economies of scale. The acquisition increased the Bank’s total assets and total deposits by approximately 15% as compared with the balances at June 30, 2016. The ability of the Bank to successfully collect interest and principal on loans acquired will also impact cash flows and operating results. Regent operated five offices in Broward County, Florida.

The acquisition was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. The Bank has recorded goodwill on this acquisition of approximately $11,616, which is nondeductible for tax purposes as this acquisition is a nontaxable transaction. The goodwill is calculated based on the fair values of the assets acquired and liabilities assumed as of the acquisition date. Fair value estimates are based on the information available, and are subject to change for up to one year after the closing date of the acquisition as additional information relative to closing date fair values becomes available. The deferred tax assets for this transaction includes an estimate of the acquired net operating loss carryforwards and other acquired assets with built-in losses that are expected to be settled or otherwise recovered in future periods where the realization of such benefits would be subject to limitations under Section 382 of the Internal Revenue Code of 1986. As such, the deferred tax asset will be re-evaluated during the measurement period. Additionally, acquired loans will continue to be reviewed and evaluated as they are subject to the Bank’s annual review process.

Stonegate Bank and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands of dollars, except share data)

NOTE 11 – ACQUISITION (Continued)

The list below summarizes the fair value of the assets purchased and liabilities assumed as of the September 15, 2016 purchase date which are based upon assumptions that will continue to be evaluated by management and may be subject to further adjustments.

Fair Value at September 15, 2016
Cash and cash equivalents	$37,632
Investment securities available for sale	9,831
Loans, held for investment	254,692
Premises and fixed assets	13,567
Core deposit intangible	1,756
Other assets	31,109

Total assets acquired	$348,587

Deposits	$295,712
Borrowings	13,121
Other liabilities	8,636

Total liabilities assumed	$317,469

Net assets acquired	$31,118

Consideration paid	42,734

Goodwill	$11,616

The table below presents the estimated fair value of the acquired loans, as well as their unpaid principal balance (Book Balance) at the acquisition date. These estimates of fair value are based upon a discounted cash flow analysis. It is expected that all contractually required payments of principal and interest will be collected on loans which are not purchased credit impaired.

	Book Balance	Fair Value
Commercial real estate	$125,284	$126,160
Construction and land development	32,527	31,523
Residential real estate	42,930	43,394
Commercial	23,849	22,826
Consumer	3,271	3,253
Purchased credit impaired	40,301	27,536

Total loans	$268,162	$254,692

NOTE 12 – GOODWILL

The table below outlines the change in goodwill for the three months ended March, 31, 2017:

Beginning balance, January 1	$55,888
Acquired goodwill	24,186

Ending balance, March 31	$80,074

Stonegate Bank and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands of dollars, except share data)

NOTE 13 – SUBSEQUENT EVENTS

On March 27, 2017, Stonegate announced the signing of a definitive agreement and plan of merger whereby it would be acquired by Home BancShares, Inc., the parent company to Centennial Bank, an Arkansas state bank. Under the terms of the agreement, Stonegate will merge into Centennial and shareholders of Stonegate will receive proceeds from the transaction of approximately $749.8 million, consisting of approximately $50.0 million in cash and approximately $699.8 million of Home common stock. The number of shares of Home common stock to be issued to Stonegate shareholders will be determined based on the volume-weighted average closing price per share of Home common stock for the 20 consecutive trading days ending on the third trading day prior to the closing date (the “Average Closing Price”). In addition, if the Average Closing Price of Home common stock as of the closing date is equal to $35.19 or greater or $22.52 or less, then the Average Closing Price will be fixed at $35.19 or $22.52, respectively (subject in each case to adjustment in the event of a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction).

The Merger is expected to close late in the fourth quarter of 2017, and is subject to the approval of the shareholders of Home and Stonegate, regulatory approvals, and other customary conditions set forth in the Agreement. The Agreement provides certain termination rights for both Home and Stonegate, including a right for either party to terminate the Agreement in the event that the volume-weighted average closing price per share of Home’s common stock for 20 consecutive trading days between June 30, 2017 and the trading day three business days before the closing date of the Merger is below $21.11. In addition, a termination fee of $36 million will be payable by Stonegate upon termination of the Agreement under certain, limited circumstances.

Item 2.	Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

The following management’s discussion and analysis provides supplemental information, which sets forth the major factors that have affected our financial condition and results of operations and should be read in conjunction with the Consolidated Financial Statements and related notes. The analysis is divided into subsections entitled “Business Overview,” “Results of Operations,” “Market Risk,” “Financial Condition,” “Liquidity,” “Capital Resources,” “Off-Balance Sheet Arrangements,” and “Accounting Policies.” The following information should provide a better understanding of the major factors and trends that affect our earnings performance and financial condition.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This Quarterly Report on Form 10-Q, including this management’s discussion and analysis section, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements about our beliefs, plans, objectives, goals, expectations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements.

All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward-looking statements. Please see the Introductory Note and Item 1A. Risk Factors of our 2016 Annual Report on Form 10-K, as updated from time to time, and in our other filings made from time to time with the FDIC after the date of this report.

However, other factors besides those listed in our Quarterly Report or in our 2016 Annual Report on Form 10-K also could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by us or on our behalf speak only as of the date they are made. We do not undertake to update any forward-looking statement, except as required by applicable law.

Business Overview

About Our Business

General

We are a Florida-chartered commercial bank headquartered in Pompano Beach, Florida, a community situated between West Palm Beach and Miami, Florida. We were incorporated on January 13, 2005 and commenced operations on March 7, 2005.

We are a full-service commercial bank providing a wide range of business and consumer financial services in our target marketplace, which is comprised primarily of Broward, Charlotte, Collier, Hillsborough, Lee, Miami-Dade, Palm Beach and Sarasota Counties in Florida, through our 25 banking offices. In May, 2015, we established a customer relationship to handle the accounts for Cuba’s diplomatic missions at the United Nations and for the Cuban Interests Section (now the Cuban Embassy) in Washington, D.C. This relationship was established pursuant to a special license granted to Stonegate Bank by the U.S. Treasury Department’s Office of Foreign Assets Control in connection with the reestablishment of diplomatic relations between the U.S. and Cuba. In July, 2015, we established a correspondent banking relationship with Banco Internacional de Comercio, S.A. in Havana, Cuba.

We offer commercial and retail banking services with an emphasis on commercial and commercial real estate lending. As of March 31, 2017, we had total assets of approximately $3.2 billion, including approximately $2.5 billion in net loans, and approximately $2.7 billion in deposits. In addition, as of March 31, 2017, we had $410.1 million in total stockholders’ equity. At March 31, 2017, our capital ratios all surpassed regulatory “well capitalized” measures:

	As of March 31, 2017	Minimum to be “Well Capitalized”
Total Risk-Based	12.3%	10.0%
Tier 1 Risk-Based	11.3%	8.0%
Common Equity Tier 1 Risk-Based	11.3%	6.5%
Leverage	10.1%	5.0%

Our principal executive offices are located at 400 North Federal Highway, Pompano Beach, Florida 33062. The telephone number at that office is (954) 315-5500.

Results of Operations

	For the three months ended March 31,
(in thousands of dollars, except per share data)	2017	2016
Interest income	$29,381	$23,038
Interest expense	3,494	2,401

Net interest income	25,887	20,637
Provision for loan losses	600	193
Noninterest income	2,077	2,284
Noninterest expense	15,118	12,536

Income before income taxes	12,246	10,192
Income tax expense	4,252	3,299

Net income applicable to common shareholders	$7,994	$6,893

Earnings per common share:
Basic	$0.55	$0.54
Diluted	0.53	0.52
Selected operating ratios
Return on average assets	1.08%	1.16%
Return on average equity	8.68%	9.65%
Dividend payout ratio	15.31%	14.85%
Equity to assets ratio	12.67%	11.79%

Our net income for the three months ended March 31, 2017 was $8.0 million, compared to net income of $6.9 million for the same period in 2016, an increase of approximately $1.1 million. This increase can be attributed primarily to an increase in loans and deposits, which increased approximately $594.8 million and $631.3 million respectively, since March of 2016. The increase was related primarily to the Regent and Insignia acquisitions, and organic growth that resulted in $5.2 million more in net interest income, before provision for loan losses were booked. Noninterest expenses were $2.6 million higher during the first quarter of 2017 than the first quarter of 2016 due to the above mentioned acquisitions. We had merger-related expenses of approximately $412,000 in the first quarter of 2017 related to the acquisition of Insignia and $175,000 related to our acquisition by Home BancShares, Inc. Merger related expenses in the first quarter of 2016 associated with Regent, which was announced during the second quarter of 2016, were $114,000. Noninterest income was down approximately $207,000 in the first quarter of 2017 compared to 2016, driven primarily by a decrease in swap fees.

Net Interest Income

Our profitability is dependent to a large extent on net interest income which is the difference between the interest received on earning assets such as loans and securities and the interest paid on interest-bearing liabilities, principally deposits and borrowings. Our principal interest-earning assets are loans, investment securities, and federal funds sold. Interest-bearing liabilities primarily consist of certificates of deposit, interest-bearing checking accounts (“NOW accounts”), savings deposits, and money market accounts. Funds attracted by these interest-bearing liabilities are invested in interest-earning assets. Accordingly, net interest income depends upon the volume of average interest-earning assets and average interest-bearing liabilities and the interest rates earned or paid on them.

The following table reflects the components of net interest income, setting forth for the periods presented, (1) average assets, liabilities and stockholders’ equity, (2) interest income earned on interest-earning assets and interest paid on interest-bearing liabilities, (3) average yields earned on interest-earning assets and average rates paid on interest-bearing liabilities, (4) our net interest spread (i.e., the average yield on interest-earning assets less the average rate on interest-bearing liabilities) and (5) our net interest margin (i.e., the net yield on interest-earning assets):

AVERAGE BALANCES AND INTEREST RATES

(in thousands of dollars)	Three months ended March 31,
	2017			2016
	Average Balance	Interest	Rate	Average Balance	Interest	Rate
ASSETS
Loans, Net(1)(2)(4)	$2,323,075	$28,648	5.00%	$1,870,153	$22,729	4.89%
Investment Securities	117,985	483	1.66	108,691	449	1.66
Federal Funds Sold	30,000	68	0.92	30,000	54	0.72
Other Investments(3)	4,068	46	4.59	2,912	34	4.70
Deposits at interest with banks	248,528	531	0.87	154,087	221	0.58

Total Earning Assets	2,723,656	29,776	4.43%	2,165,843	23,487	4.36%

Other Assets	271,928			227,344

Total Assets	$2,995,584			$2,393,187

LIABILITIES
Savings, NOW and Money Market	$1,795,495	$2,823	0.64%	$1,479,261	$1,969	0.54%
Time Deposits	183,091	263	0.58	161,401	215	0.54

Total Interest Bearing Deposits	1,978,586	3,086	0.63	1,640,662	2,184	0.54
Other Borrowings	81,115	408	2.04	58,801	217	1.48

Total Interest Bearing Liabilities	2,059,701	3,494	0.69%	1,699,463	2,401	0.57%

Noninterest Bearing Deposits	543,403			391,495
Other Liabilities	18,925			14,994

Total Liabilities	2,622,029			2,105,952
Total Stockholders’ Equity	373,555			287,235

Total Liabilities and Equity	$2,995,584			$2,393,187

Net interest spread (tax equivalent basis) (4)			3.74%			3.79%

Net interest income (tax equivalent basis)		$26,282			$21,086

Net interest margin (tax equivalent basis) (5)			3.91%			3.92%

(1)	Average balances include nonaccrual loans, and are net of unearned loan fees of $3,233 and $3,005 for the three months ended March 31, 2017 and 2016, respectively.
(2)	Interest income includes fees on loans of $60 and $47 for the three months ended March 31, 2017 and 2016, respectively.
(3)	“Other investments” consists of equity stock in the FHLB of Atlanta that we are is required to own based on its transactions with the FHLB.
(4)	Interest income and rates include the effects of a tax equivalent adjustment using applicable statutory tax rates to adjust tax exempt interest income on tax exempt loans to a fully taxable basis.
(5)	Represents net interest income divided by total interest-earning assets.

The following table sets forth certain information regarding changes in our interest income and interest expense for the three months ended March 31, 2017 compared to the three months ended March 31, 2016. For each category of interest-earning assets and interest bearing liabilities information is provided on changes attributable to changes in the interest rate and changes in the volume. Changes in both volume and rate have been allocated based on the proportionate absolute changes in each category.

(in thousands of dollars)	Three months ended March 31, 2017 and 2016
	Total	Due to average
	Change	Volume	Rate
Interest-Earning Assets
Loans, net	$5,919	$5,505	$414
Investment securities	34	38	(4)
Federal funds sold	14	—	14
Other	322	149	173

Total	$6,289	$5,692	$597

Interest-Bearing Liabilities
Savings, NOW, money market	$854	$421	$433
Certificates of deposit	48	29	19
Short term borrowings	191	82	109

Total	$1,093	$532	$561

Changes in net interest income	$5,196	$5,160	$36

For the three months ended March 31, 2017, net interest income on a tax equivalent basis, increased approximately $5.2 million to $26.3 million from $21.1 million for the same period in 2016. The increase period to period was primarily driven by loan growth from the acquisitions of Regent and Insignia, as well as strong organic loan growth. Net organic loan growth was approximately $20.4 million during the first quarter of 2017 and approximately $152.9 million since March 31, 2016. Average earning assets were $2.72 billion for the three months ended March 31, 2017 compared to $2.17 billion for the three months ended March 31, 2016, an increase of $557.8 million. Overall, the yield on earning assets on a tax equivalent basis was up 7 basis points to 4.43% at March 31, 2017 compared to 4.36% at March 31, 2016. The yield on loans increased 11 basis points from 4.89% at March 31, 2016 to 5.00% at March 31, 2017. The primary reason for the increase in the loan yields was due to accretion, with $860,000 more in accretable and nonaccretable discounts recognized during the first quarter of 2017 compared to the same period in 2016. Deposits in other banks increased $94.4 million on average year over year, with an increase in yield of 29 basis points, from 0.58% at March 31, 2016 to 0.87% at March 31, 2017.

Average interest-bearing deposits were $1.98 billion for the three months ended March 31, 2017 compared to $1.64 billion for the three months ended March 31, 2016, an increase of $337.9 million. Since March 31, 2016, average money market accounts have increased $271.1 million, savings accounts have increased $31.9 million, time deposits increased $21.7 million and NOW accounts increased $13.2 million. Overall, the yield on interest-bearing deposits increased 9 basis points from 0.54% at March 31, 2016 to 0.63% at March 31, 2017. The increase can be attributed primarily to the increase in money market deposits. Short term and other borrowings increased $22.3 million on average year over year, with an increase in yield of 56 basis points, from 1.48% at March 31, 2016 to 2.04% at March 31, 2017. Average noninterest-bearing deposits increased approximately $151.9 million year-over-year, which helped to keep our overall cost of funds down. Our cost of funds increased nine basis point from 0.46% at March 31, 2016 to 0.55% at March 31, 2017. Overall, our net interest margin, on a tax equivalent basis, decreased by one basis point, from 3.92% at March 31, 2016 to 3.91% at March 31, 2017.

As we grow, we anticipate more of our revenue will be derived from net interest income and we believe it will take on greater importance. Therefore, we believe the impact of market rates, as influenced by the Federal Reserve’s monetary policy, could have a larger effect on our overall net income in the future.

Provision for Loan Losses

The allowance for loan losses is increased by the provision for loan losses, which is a charge to current period earnings, and is decreased by charge-offs or increased by recoveries on prior loans charged-off. Loans are charged against the allowance for loan losses when management believes that the collectability of the principal is unlikely. The allowance is an amount that management believes is adequate to absorb losses inherent in the loan portfolio based on evaluations of the collectability of loans, industry historical loss experience, current economic conditions, portfolio mix, and other factors. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions.

Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when it is probable the creditor will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement.

The loan loss provision was $600,000 for the three months ended March 31, 2017 compared to $193,000 for the three months ended March 31, 2016. This increase was primarily a result of an increase in specific reserves and to the continued seasoning of the acquired loan portfolios as well as organic loan growth.

Noninterest Income

Following is a schedule of noninterest income for the three months ended March 31, 2017 and 2016:

	Three months ended March 31,
(in thousands of dollars)	2017	2016
Loan fee income	$345	$336
Service charges on deposit accounts	846	707
Cash surrender value – life insurance	295	446
Interest rate swap fees	—	408
Debit card fees	189	144
Wire transfer fees	200	92
Other	241	114
Gain (loss) on sale of other real estate owned	(39)	37

Totals	$2,077	$2,284

For the three months ended March 31, 2017 noninterest income decreased $207,000 to $2.1 million from $2.3 million for the same period in 2016, a 9.06% decrease. The cash surrender value of the Bank Owned Life Insurance decreased $151,000 or 33.9% from last year, due primarily to the receipt last year of $246,000 in death benefits, partially offset by the increase from the Bank Owned Life Insurance acquired in the Regent acquisition. Interest rate swap fees decreased $408,000 or 100% as there were no new loan swaps in the first quarter of 2017 compared to six new swaps during the first quarter of 2016. Service charges on deposits, debit card fees and wire fees all increased over the prior year due to the increase in our customer base and deposit volume over the last year. Included in the other income of $241,000 for 2017 was $75,000 for miscellaneous items related to the Regent acquisition.

Noninterest Expense

For the three months ended March 31, 2017, noninterest expense increased approximately $2.6 million, or 20.6%, to $15.1 million as compared to $12.5 million for the same period in 2016. During the first quarter of 2017, legal and consulting expenses associated with the acquisition of Insignia, in March of 2017, were approximately $412,000 and $175,000 related to our acquisition by Home BancShares, Inc. Legal merger related expenses associated with the Regent acquisition, which was announced during the second quarter of 2106, were $114,000 in the first quarter of 2016. All other expense categories were higher than last year due primarily to the Regent acquisition in the third quarter of 2016, and the cost of adding additional personnel and branches to our operation. Due to the timing of the Insignia acquisition in mid-March, general operating expenses were not impacted significantly in this quarter but we do expect to see an increase in expenses related to this acquisition in the second quarter of 2017.

Following is a schedule of noninterest expense for the three months ended March 31, 2017 and 2016:

	Three months ended March 31,
(in thousands of dollars)	2017	2016
Salaries and employee benefits	$8,411	$7,097
Occupancy and equipment expense	2,264	2,113
FDIC insurance and state assessments	398	383
Data processing	478	452
Loan and other real estate expense	201	154
Professional fees	1,352	604
Core deposit intangible amortization	463	414
Insurance	335	261
Advertising and public relations	207	197
Postage and office supplies	217	187
Telephone and data lines	249	172
Other operating expenses	543	502

Totals	$15,118	$12,536

Income Taxes

The effective tax rate for the three months ended March 31, 2017 and 2016 was 34.7% and 32.4%, respectively. We are subject to income taxes at the federal and state level. We file a federal tax return with a fiscal year ending on December 31.

Market Risk

Market risk refers to potential losses arising from changes in interest rates, foreign exchange rates, equity prices and commodity prices. We are primarily exposed to interest rate risk inherent in our lending and deposit taking activities as a financial intermediary. To succeed in this capacity we offer an extensive variety of financial products to meet the diverse needs of our customers. These products sometimes contribute to interest rate risk for us when product groups do not complement one another. For example, depositors may want short-term deposits while borrowers desire long-term loans. Changes in market interest rates may also result in changes in the fair value of our financial instruments, cash flows, and net interest income.

Interest rate risk is comprised of repricing risk, basis risk, yield curve risk, and options risk. Repricing risk arises from differences in the cash flow or repricing between asset and liability portfolios. Basis risk arises when asset and liability portfolios are related to different market rate indexes, which do not always change by the same amount. Yield curve risk arises when asset and liability portfolios are related to different maturities on a given yield curve; when the yield curve changes shape, the risk position is altered. Options risk arises from “embedded options” within asset and liability products because some borrowers have the option to prepay their loans when rates fall while some depositors can redeem their certificates of deposit early when rates rise.

We have established an Asset/Liability Committee (“ALCO”), which is responsible for our interest rate risk management. We have implemented a sophisticated asset/liability model to measure interest rate risk. Interest rate risk measures include earnings simulation, economic value of equity (“EVE”) and gap analysis. We do not use derivative financial instruments for market risk management purposes.

Gap analysis and EVE are static measures that do not incorporate assumptions regarding future business. Gap analysis, while a helpful diagnostic tool, displays cash flows for only a single rate environment. EVE’s long-term horizon helps identify changes in optionality and longer-term positions. However, EVE’s liquidation perspective does not translate into the earnings-based measures that are the focus of managing and valuing a going concern. Net interest income simulations explicitly measure the exposure to earnings from changes in market rates of interest. Our current financial position is combined with assumptions regarding future business to calculate net interest income under various hypothetical rate scenarios. Our ALCO reviews earnings simulations over the ensuing 12 months under various interest rate scenarios. Reviewing these various measures provides us with a reasonably comprehensive view of our interest rate risk profile.

The following gap analysis compares the difference between the amount of interest-earning assets (“IEA”) and interest-bearing liabilities (“IBL”) subject to repricing over a period of time. A ratio of more than one indicates a higher level of repricing assets over repricing liabilities for the time period. Conversely, a ratio of less than one indicates a higher level of repricing liabilities over repricing assets for the time period. As indicated in our Gap Analysis table, our one-year cumulative gap at March 31, 2017, was a 0.54 compared to a 0.49 at December 31, 2016. While it is our goal to maintain a cumulative one-year ratio of IEA/IBL of 0.65 to 1.05, the current low interest rate environment and our recent acquisitions have put downward pressure on this ratio, causing it to be below our targeted policy range. Because this ratio is currently below our targeted policy range, if interest rates begin to rise, the increase could have a more pronounced adverse effect on our net income than if the ratio were within our targeted policy range. Therefore, we could expect increasing interest rates to reduce our net interest margin and net income to a greater extent than if IEA/IBL was within our targeted policy range.

GAP ANALYSIS

(in thousands of dollars)	Within 3 Months	4 To 6 Months	7 To 12 Months	Total 1 Year
Interest Earning Assets (IEA)
Loans	$668,155	$54,221	$140,040	$862,416
Federal funds sold	30,000	—	—	30,000
Other investments	264,887	—	—	264,887

Total	$963,042	$54,221	$140,040	$1,157,303

Interest-Bearing Liabilities (IBL)
Savings, NOW, Money Market	$1,877,289	$—	$—	$1,877,289
Certificate of deposits	69,476	42,939	56,622	169,037
Federal Home Loan Bank Advances	27,500	4,000	3,000	34,500
Subordinated Debt	8,230			8,230
Customer Repurchase Agreements	43,300	—	—	43,300

Total	$2,025,795	$46,939	$59,622	$2,132,356

Period Gap	$(1,062,753)	$7,282	$80,418	$(975,053)

Cumulative Gap	$(1,062,753)	$(1,055,471)	$(975,053)

Cumulative Gap / Total Assets	(32.8)%	(32.6)%	(30.1)%
IEA / IBL (Cumulative)	47.5%	49.1%	54.3%

The measures of equity value at risk indicate our ongoing economic value by considering the effects of changes in interest rates on all of our cash flows, and discounting the cash flows to estimate the present value of assets and liabilities. The difference between these discounted values of the assets and liabilities is the economic value of equity, which, in theory, approximates the fair value of our net assets. At March 31, 2017, our EVE exposure related to hypothetical changes in market interest rates was within our current guidelines. The following table shows projected change in EVE for this set of rate shocks at March 31, 2017:

	Interest Rate Scenario (change in basis points from Base)
(in thousands of dollars)	Down 100	Base	Up 100	Up 200	Up 300	Up 400
Assets	$3,268,108	$3,236,828	$3,179,959	$3,131,220	$3,082,612	$3,034,734
Liabilities	2,733,073	2,826,764	2,567,756	2,497,832	2,432,516	2,371,435
Net Present Value	535,034	410,064	612,203	633,388	650,096	663,299
% Change	(8.07)%	—	5.19%	8.83%	11.70%	13.97%
Policy Limit	(10.0)%	—	(10.0)%	(20.0)%	(30.0)%	(40.0)%

There have been no changes in the assumptions used in monitoring interest rate risk as of March 31, 2017. For disclosure of the quantitative and qualitative information regarding the interest rate risk inherent in in interest rate risk sensitive instruments as of December 31, 2016, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Financial Condition

Lending Activity

The loan portfolio consists principally of loans to individuals and small- and medium-sized businesses within our primary market area of South and West Florida. The table below shows our loan portfolio composition:

(in thousands of dollars)	March 31, 2017	December 31, 2016
Commercial	$322,453	$307,729
Commercial real estate	1,328,855	1,225,046
Construction and land development	264,040	261,006
Residential real estate	457,933	384,733
Consumer loans	119,106	107,848

Total loans	2,492,387	2,286,362
Less: discount on loans acquired	8,216	8,018
Net deferred fees	3,233	3,408

Recorded investment in loans	2,480,938	2,274,936
Less: Allowance for loan losses	19,538	18,888

Net loans	$2,461,400	$2,256,048

Total loans increased by $206.0 million during the first three months of 2017 due to net organic growth of approximately $20.4 million and approximately $185.6 million from the acquisition of Insignia. New loan originations during the first quarter of 2017 were $122.5 million, with funding’s of $92.7 million. Payoffs were above normal, totaling approximately $67.2 million for the quarter. Based upon the outstanding balance at March 31, 2017, commercial real estate loans accounted for approximately 46% of the new loan originations; residential accounted for 23%, commercial and industrial accounted for 13% and construction 11%; consumer and other loans accounted for 7%.

The following is a summary of the maturity distribution of certain loan categories based on remaining scheduled repayments of principal as of March 31, 2017:

LOAN MATURITIES AND SENSITIVITIES TO CHANGES IN INTEREST RATES

	Maturity and/or Repricing Period
(in thousands of dollars)	Within 1 Year	1 – 5 Years	Over 5 Years	Total
Commercial	$121,958	$83,932	$116,563	$322,453
Consumer loans	13,228	18,743	87,134	119,105
Residential real estate	125,733	190,275	141,806	457,814
Commercial real estate	601,497	440,011	548,274	1,589,782

Total	$862,416	$732,961	$893,777	$2,489,154

Fixed/variable pricing of loans with maturities due after one year
Loans at fixed interest rates		$316,532	$367,283
Loans at floating or adjustable interest rates		352,506	1,104,718

Total		$669,038	$1,472,001

Note: the above schedule excludes purchase accounting adjustments.

During the first quarter of 2017, 68% of the new loan originations were variable rate loans. Of the variable rate loans, approximately 62% were tied to LIBOR and 14% to the prime rate.

During the first quarter of 2017, we saw an increase in loans classified as special mention and substandard. Loans classified as special mention increased $1.9 million from $6.2 million December 31, 2016 to $8.1 million at March 31, 2017. This increase was due to a loan participation that was purchased for $4.6 million in 2016. Total substandard loans increased $1.5 million from $23.0 million December 31, 2016 to $24.5 million at March 31, 2017. This increase was primarily due to loans acquired from Insignia. Loans past due 30-89 days also increased during the first quarter, increasing $3.9 million from $387,000 at December 31, 2016 to $4.4 million at March 31, 2017.

Nonperforming Assets

Nonperforming assets include nonaccrual loans and other real estate owned. Nonaccrual loans represent loans on which interest accruals have been discontinued. Other real estate owned is comprised principally of real estate properties obtained in partial or total loan satisfactions and is included in other assets at its estimated fair value less selling costs.

We discontinue interest accruals when principal or interest is due and has remained unpaid for 90 days depending on the loan type unless the loan is both well secured and in the process of collection. When a loan is placed on nonaccrual status, all unpaid interest and fees are reversed. Nonaccrual loans may not be restored to accrual status until all delinquent principal and interest have been paid.

Nonperforming loans are closely monitored on an ongoing basis as part of our loan review and work-out process. The potential risk of loss on these loans is evaluated by comparing the loan balance to the fair value of any underlying collateral or the present value of projected future cash flows. Losses are recognized where appropriate.

As of March 31, 2017, nonaccrual loans were up $502,000 to approximately $9.1 million from $8.6 million at December 31, 2016. For the first three months of 2017, three loans totaling approximately $770,000 were added to nonaccrual. During the first three months of 2017, loans of approximately $267,000 were paid off, paid down, or moved to other real estate owned. Residential loans classified as nonaccrual were $3.2 million or 35.4% of the nonaccrual loans and commercial real estate were $1.3 million or 14.7%. Legacy loans represent about 31.4%, or $2.8 million of the total nonaccrual loans as of March 31, 2017, up from $2.6 million or about 30.6% at December 31, 2016.

The following table is a summary of nonperforming assets as of March 31, 2017 and December 31, 2016:

(in thousands of dollars)	March 31, 2017	December 31, 2016
Nonaccrual	$9,058	$8,556
Other real estate owned	4,222	2,792

Total nonperforming assets	$13,280	$11,348

Nonperforming loans as a percentage of total loans	0.37%	0.38%
Nonperforming assets as a percentage of total assets	0.41%	0.39%
Past due 90 or more days and still accruing	$29	$18

During the first three months of 2017, one nonperforming loan for $24,000 was transferred from our loan portfolio to other real estate owned and we acquired one property for $1.8 million with the Insignia acquisition. We had one sale of other real estate owned property for approximately $365,000 during the first three months of 2017, resulting in a loss of $39,000. As of March 31, 2017, there were two consumer residential mortgages in process of foreclosure totaling $1.1 million.

The table below summarizes the various properties held as “other real estate owned”:

(in thousands of dollars)
Description of foreclosed properties	Carrying Amount March 31, 2017
2 residential real estate	$167
2 vacant parcels of land	477
Commercial real estate	3,578

Total	$4,222

Allowance and Provision for Loan Losses

The allowance for loan losses represents management’s estimate of probable loan losses inherent in the loan portfolio at a specific point in time. This estimate includes losses associated with specifically identified loans as well as estimated probable incurred credit losses inherent in the remainder of the loan portfolio. Additions are made to the allowance through periodic provisions charged to income. Reductions to the allowance occur as loans are charged-off. Management evaluates the adequacy of the allowance at least quarterly, and in doing so relies on various factors including, but not limited to, assessment of potential loss, delinquency and nonaccrual trends, portfolio growth, underlying collateral coverage and current economic conditions. This evaluation is subjective and requires material estimates that may change over time.

The allowance for loan losses includes allowance allocations calculated in accordance with FASB ASC Topic 310 – Receivables and ASC Topic 450 – Contingencies. The level of the allowance reflects management’s continuing evaluation of specific credit risks, loan loss experience, current loan portfolio quality, present economic conditions and unidentified losses inherent in the current loan portfolio, as well as trends in the foregoing. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

Our allowance for loan losses consists of two components: (i) specific reserves established for probable losses on impaired loans and (ii) general reserves for nonhomogeneous loans not deemed impaired and homogeneous loan pools based on, but not limited to, historical loan loss experience, current economic conditions, levels of past due loans and levels of problem loans. At March 31, 2017, we had specific reserves of approximately $1.0 million and general reserves of approximately $18.5 million.

Loans are deemed to be impaired when, based on current information and events, it is probable that we will not be able to collect all amounts due (principal and interest payments), according to the contractual terms of the loan agreement. Loans to borrowers who are experiencing financial difficulties and whose loans were modified with concessions are classified as troubled debt restructurings and measured for impairment. Loans to borrowers that have filed Chapter 7 bankruptcy but continue to perform as agreed are classified as troubled debt restructurings and measured for impairment. Purchased credit impaired loans are carried at their fair value from their respective acquisition date which considers an estimate of probable losses. Impairments for these loans which occur subsequent to the acquisition date are recognized through the provision for loan losses.

During the three months ended March 31, 2017, the activity in our loan loss allowance was as follows:

(in thousands of dollars)	Three months ended March 31, 2017
Balance at Beginning of Period	$18,888
Charge-Offs	(118)
Recoveries	168
Provision for Loan Losses	600

Balance at End of Period	$19,538

The allowance for loan losses increased by $650,000 during the first three months of 2017. The allowance at March 31, 2017 was 0.79% of total loans, compared to 0.83% at December 31, 2016. The allowance represented 1.04% of all loans that are considered legacy loans as of March 31, 2017, compared to 1.05% at December 31, 2016. Additionally, the allowance represents 215.7% of nonperforming loans as of March 31, 2017 versus 220.8% at December 31, 2016. We had $119,000 in charge-offs and $169,000 in recoveries for the three months ended March 31, 2017 compared to $8,000 in charge-offs and recoveries of $160,000 for the three months ended March 31, 2016.

The following is a summary of information pertaining to impaired loans:

(in thousands of dollars)	March 31, 2017	December 31, 2016
Impaired loans without a valuation allowance	$7,985	$9,091
Impaired loans with a valuation allowance	7,976	6,556

Total impaired loans	$15,961	$15,647

Valuation allowance related to impaired loans	$820	$725

The following table reflects the allowance allocation per loan category and percent of loans in each category to total loans for the periods indicated:

(in thousands of dollars)	March 31, 2017		December 31, 2016
	Amount	%	Amount	%
Commercial	$2,915	14.9	$2,757	14.6
Commercial Real Estate	11,742	60.1	11,382	60.3
Construction and Land Development	1,913	9.8	2,024	10.7
Residential Real Estate	2,491	12.8	2,273	12.0
Consumer Loans	477	2.4	452	2.4

Total	$19,538	100.0	$18,888	100.0

Investment Activity

Investment activities serve to enhance the overall yield on interest-earning assets while supporting interest rate sensitivity. Securities purchased with the intent and ability to retain until maturity are categorized as securities held to maturity and carried at amortized cost. All other securities are categorized as securities available for sale and are recorded at fair value. Securities, like loans, are subject to similar interest rate and credit risk. In addition, by their nature, securities classified as available for sale are also subject to market value risks that could negatively affect the level of liquidity available to us, as well as stockholders’ equity. A change in the value of securities held to maturity could also negatively affect the level of stockholders’ equity if, for example, there was a decline in the underlying creditworthiness of the issuers that would constitute an other-than-temporary impairment or a change in our intent and ability to hold the securities to maturity.

As of March 31, 2017, our investment securities portfolio was designated as held-to-maturity pursuant to U.S. generally accepted accounting principles relating to accounting for investments. Such principles do not require that unrealized gains and losses in the estimated value of the held-to-maturity portfolio be “marked to market” and reflected as a separate item in stockholders’ equity (net of tax) as accumulated other comprehensive income/loss.

The following table sets forth the carrying amount of our investments portfolio, as of March 31, 2017 and December 31, 2016:

(in thousands of dollars)	March 31, 2017	December 31, 2016
Fair value of investment in:
U.S. Treasury and Government:
Held to Maturity	$16,436	$16,532
Mortgage Backed Securities:
Held to Maturity	95,808	99,997

Total	$112,244	$116,529

The following table indicates the respective maturities and weighted-average yields of securities as of March 31, 2017:

MATURITIES AND WEIGHTED-AVERAGE YIELDS OF SECURITIES

	Market Values with Maturities or Call Dates Within
(in thousands of dollars)	1 Year	1-5 Years	5-10 Years	Over 10 Years	Yield To Maturity Or Call
U.S. Treasury and Government	$—	$14,257	$1,977	$482	1.65%
Mortgage Backed Securities	—	3,791	76,403	15,222	2.31%

Total	$—	$18,048	$78,380	$15,704	2.21%

We have traditionally purchased securities that are guaranteed by the U.S. Government or a U.S. Government sponsored agency. To minimize interest rate risk we strive to maintain a modified duration of five years or less. At March 31, 2017, the modified duration of our investment portfolio was 3.47 years. Management evaluates the portfolio each quarter for any impairment. At March 31, 2017, 62 securities totaling approximately $107.05 million had unrealized losses totaling approximately $947,000 or 0.08% of the total portfolio. Management believes that the unrealized losses on these debt securities are a function of changes in the investment spreads due to interest rate movements and not to changes in credit quality. Management fully expects to recover the amortized cost basis of these investments.

At March 31, 2017, securities with a carrying value of approximately $86.5 million were pledged as collateral for securities sold under agreements to repurchase, certain exposures on outstanding swap transactions and to secure certain public deposits.

Deposits and Other Borrowings

For the three- month period ended March 31, 2017 and for the 12 month period ended December 31, 2016, respectively, the distribution by type of our deposit accounts was as follows:

	March 31, 2017		December 31, 2016
(in thousands of dollars)	Average Balance	Average Rate	Average Balance	Average Rate
Noninterest-bearing accounts	$543,403	0.00%	$450,773	0.00%

Interest-bearing accounts
Savings, NOW, and money market accounts	1,795,495	0.64%	1,568,659	0.57%
Certificates of deposit	183,091	0.58%	159,244	0.55%

Total interest-bearing deposits	1,978,586	0.63%	1,727,903	0.57%

Average total deposits	$2,521,989	0.50%	$2,178,676	0.45%

Reciprocal brokered deposits included in total deposits	$408,943		$355,671
Reciprocal brokered deposits as a percentage of total deposits	16.22%		16.33%

As of March 31, 2017, certificates of deposit of $100,000 or more mature as follows:

(in thousands of dollars)	Amount	Weighted Average Rate
Up to 3 months	$55,291	0.80%
3 to 6 months	32,755	0.78%
6 to 12 months	40,357	0.83%
Over 12 months	29,647	1.06%

	$158,050	0.85%

Maturity terms, service fees and withdrawal penalties are established by us on a periodic basis. The determination of rates and terms is predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals and federal regulations.

During the first quarter of 2017, deposits increased approximately $273.1 million, which included $207.8 million from the Insignia acquisition in mid-March. Year over year, deposits increased approximately $631.3 million, which included the $207.8 million from Insignia and $296.0 million from the Regent acquisition in September 2016.

At March 31, 2017 and December 31, 2016, through an arrangement with Promontory Interfinancial Network, LLC (“Promontory”), we had placed $402.2 million and $423.5 million, respectively, of core depositor funds in money market and time deposits issued by other FDIC-insured institutions and accepted reciprocal deposits in an equal amount in order for the depositors to be covered by FDIC insurance. These funds are classified as brokered deposits for regulatory reporting purposes. At March 31, 2017 and December 31, 2016, respectively, the total amount included in NOW and money market accounts was $357.9 million and $382.2 million. Included in time deposits are $44.3 million and $41.3 million at March 31, 2017 and December 31, 2016, respectively. Additional deposits classified as brokered deposits for regulatory purposes totaled approximately $114.7 million.

Short-term borrowings, made up mostly of customer repurchase agreements, totaled $43.3 million at March 31, 2017 compared to $46.4 million at December 31, 2016, a decrease of $3.1 million. This decrease was due to normal balance fluctuations. These repurchase agreements are secured by U.S. Government agency securities with fair market values of $50.8 million and $52.4 million at March 31, 2017 and December 31, 2016, respectively. We collect all principal and interest payments for these securities and are subject to all risks in carrying these securities. The repurchase agreements are monitored on a daily basis and in the event that the market value of these securities decline to the point where they no longer cover the repurchase agreements, we have additional securities that can be pledged as necessary. As of March 31, 2017, total short-term borrowings were less than 20% of our total stockholders’ equity.

FHLB advances were $38.3 million at March 31, 2017, up $13.3 million from December 31, 2016. The additional $13.3 million was acquired in the Insignia acquisition. The FHLB advances are term advances at fixed rates ranging from 0.82% to 2.76%; $14.5 million are maturing in 2017, $22.5 million are maturing in 2018 and $1.3 million matures 2023. Three advances totaling $25 million have a quarterly conversion date which allows the outstanding advances to be converted from fixed rate to variable rate at the option of the FHLB. We have pledged loans with a carrying value of approximately $266.9 million as collateral for these advances. All principal and interest payments made on the pledged loans are collected by us and, as such, we are subject to any risks associated with the pledged loans.

With the Regent acquisition, we assumed $12.5 million in subordinated debentures with a fair value of $8.1 million, and a current balance of $8.2 million. Of the $12.5 million face amount of the debentures, $5.2 million are due April 7, 2035, with a quarterly interest rate adjustment to the three month LIBOR rate plus 2.15%. The remaining face amount of $7.3 million is due September 23, 2036, with a quarterly interest rate adjustment to the three month LIBOR rate plus 1.62%. The debentures are redeemable, in whole or in part, prior to maturity at our option on a quarterly basis when interest is due and payable and in whole at any time within 90 days following the occurrence and continuation of certain changes in the tax treatment or capital treatment of the debentures.

Liquidity

Our goal in liquidity management is to satisfy the cash flow requirements of depositors and borrowers as well as our operating cash needs with cost-effective funding. Our Board of Directors has established an Asset/Liability Policy in order to achieve and maintain earnings performance consistent with long-term goals while maintaining acceptable levels of interest rate risk, a “well-capitalized” balance sheet, and adequate levels of liquidity. This policy designates our ALCO as the body responsible for meeting these objectives. The ALCO, which consists of three independent directors and members of executive and senior management, reviews liquidity on a periodic basis and approves significant changes in strategies that affect balance sheet or cash flow positions.

The primary source of liquidity is deposits provided by commercial and retail customers. We attract these deposits by offering an array of products designed to match customer needs. Deposits can be very price sensitive; therefore, we believe that fluctuating deposit offering rates to the top of the market would generate a larger inflow of funds. In addition to local market deposits we have access to national brokered certificates of deposit markets as well as deposit subscription services. We use these alternative sources of deposits to supplement deposits particularly when the rates are lower than the local market. These sources of deposits are limited by our policies to 10% of total deposits. We also are members of Certificate of Deposit Account Registry Service (“CDARS”) and Insured Cash Sweep (“ICS”) programs through Promontory. By using CDARS or ICS, we are able to provide our deposit customers access to FDIC insurance in amounts exceeding the existing FDIC limit. This permits us to better attract and retain large deposits from businesses, nonprofit organizations, individuals and other customers that require an assurance of safety. Overall deposit levels are monitored on a constant basis as are liquidity policy levels, which must be maintained at a minimum of 10% of total deposits and short-term borrowings. Sources of these liquidity levels include cash and due from banks, short-term investments such as federal funds sold, and our unencumbered investment portfolio, which can also be used as collateral for short-term borrowings. Alternative sources of funds include unsecured federal funds lines of credit through correspondent banks. We have established contingency plans in the event of extraordinary fluctuations in cash resources.

Operating Activities

Cash flows from operating activities primarily include net income, adjusted for items that did not impact cash. During the first three months of 2017, we had net cash provided of approximately $4.8 million compared to net cash provided of $5.1 million during the same time period in 2016.

Investing Activities

Cash used in investing activities reflects the impact of loans and investments acquired for our interest-earning asset portfolios, as well as cash flows from asset sales and the impact of acquisitions. For the three months ended March 31, 2017, we had net cash flows provided by investing activities of $28.2 million, compared to net cash used of $29.1 million for the three months ended March 31, 2016. The change in cash flows from investing activities was due primarily to the acquisition of Insignia this quarter, which added approximately $39.5 million, in additional funds, including the $31.1 million from the sale of their securities. Net cash used to fund loans for the three months ended March 31, 2017 was $15.4 million compared to $26.8 million for the same period in 2016, which was down from the prior year due to higher loan payoffs during this quarter.

Financing Activities

Cash flows from financing activities include transactions and events whereby cash is obtained from depositors, creditors or investors. For the three months ended March 31, 2017, cash flows provided in financing activities was $65.0 million, compared to net cash flows provided by financing activities of $65.1 million for the three months ended March 31, 2016. The change in cash flows from financing activities was primarily due to a net increase in deposits of $3.5 million for the first three months of 2017, offset by a $3.1 million decrease in repurchase agreements.

Capital Resources

The assessment of capital adequacy depends on a number of factors such as asset quality, liquidity, earnings performance, changing competitive conditions and economic forces. We seek to maintain a strong capital base to provide stability to current operations and to promote public confidence. As of March 31, 2017, we exceeded the requirements contained in the applicable regulations, policies and directives pertaining to capital adequacy to be classified as “well capitalized” and are unaware of any material violation or alleged violation of these regulations, policies or directives.

Holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available for that purpose. We began paying a $0.04 per share semiannual dividend in May 2012. In March 2013, we began paying a $0.04 per share quarterly dividend to our shareholders. Beginning with the fourth quarter of 2015, the Board elected to increase the quarterly dividend to $0.08 per share. However, there are certain restrictions on the payment of these dividends imposed by state and federal banking laws, regulations and authorities. As a Florida banking corporation, we are also subject to restrictions on the declaration and payment of dividends under the Florida Business Corporation Act. See the section of our 2016 Annual Report on Form 10-K captioned “Item 1. Description of the Business – Regulatory Considerations”.

The declaration and payment of dividends on our common stock will depend upon our earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, our ability to service any equity or debt obligations senior to the common stock and other factors deemed relevant by our Board of Directors. Regulatory authorities at their discretion could impose administratively stricter limitations on the ability to pay dividends if, for example, such limits were determined to be appropriate to preserve certain capital adequacy requirements.

Off Balance Sheet Arrangements

We do not currently engage in the use of derivative instruments to hedge interest rate risks. However, we are a party to financial instruments with off-balance sheet risks in the normal course of business to meet the financing needs of our customers.

At March 31, 2017, we had approximately $454.2 million in commitments to extend credit and $34.8 million in standby letters of credit. Commitments to extend credit are agreements to lend to a customer so long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Standby letters of credit are conditional commitments issued by us to guarantee the performance of a customer to a third party. We use the same credit policies in establishing commitments and issuing letters of credit as we do for on-balance sheet instruments.

If commitments arising from these financial instruments continue to require funding at historical levels, management does not anticipate that such funding will adversely impact our ability to meet on-going obligations. In the event these commitments require funding in excess of historical levels management believes current liquidity, available lines of credit from the FHLB, investment security maturities and our revolving credit facility provide sufficient sources of funds to meet these commitments.

Critical Accounting Policies

Allowance for Loan Losses

Our significant accounting policies are described in Note 1 to the Consolidated Financial Statements included in our 2016 Annual Report on Form 10-K. The preparation of our Consolidated Financial Statements in accordance with accounting principles generally accepted in the United States (“GAAP”) and reporting practices applicable to the banking industry requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and to disclose contingent assets and liabilities. Actual results could differ from those estimates.

We have identified accounting for (i) the allowance for loan and lease losses, (ii) valuation of goodwill, and (iii) income taxes as our most critical accounting policies and estimates in that they are important to the portrayal of our financial condition and results, and they require our subjective and complex judgment as a result of the need to make estimates about the effects of matters that are inherently uncertain. These accounting policies, including the nature of the estimates and types of assumptions used, are described throughout this Quarterly Report on Form 10-Q captioned “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Capital Resources – Allowance for Loan Losses,” and Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our 2016 Annual Report on Form 10-K.

Item 3.	Quantitative and Qualitative Disclosures About Market Risk

See Market Risk in Management’s Discussion and Analysis of Financial Condition and Results of Operations, above, which is incorporated herein by reference. Management has determined that no additional disclosures are necessary to assess changes in information about market risk that have occurred since December 31, 2016.

Item 4.	Controls and Procedures

Evaluation of Disclosure Controls and Procedures

As of March 31, 2017, the end of the period covered by this Form 10-Q, our management, including our Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of our disclosure controls and procedures (as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934). Based upon that evaluation, our Chief Executive Officer and Chief Financial Officer each concluded that as of March 31, 2017, the end of the period covered by this Form 10-Q, we maintained effective disclosure controls and procedures.

Changes in Internal Control

Our management, including the Chief Executive Officer and Chief Financial Officer, has reviewed our internal control. There have been no significant changes in our internal control during our most recently completed fiscal quarter that could significantly affect our internal control over financial reporting.

PART II. OTHER INFORMATION

Item 1.	Legal Proceedings

We are party to lawsuits arising out of the normal course of business. In management’s opinion there is no known pending litigation, the outcome of which would, individually or in the aggregate, have a material effect on our consolidated results of operations, financial position, or cash flows.

Item 1A.	Risk Factors

In addition to the other information set forth in this Quarterly Report, you should carefully consider the factors discussed in Part I, Item 1A. “Risk Factors” in our 2016 Annual Report on Form 10-K, as updated in our subsequent quarterly reports. The risks described in our 2016 Annual Report on Form 10-K are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and/or operating results.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds

Set forth below are all of our sales of our securities within the past three years that were not registered under the Securities Act of 1933, as amended (“Securities Act”). None of these transactions involved any underwriters or any public offerings, and we believe that each of these transactions were exempt from registration requirements.

Shares Issued in Connection with Mergers

On March 7, 2017, we completed our acquisition of Insignia. Insignia was merged with and into us and we were the surviving Florida-chartered commercial bank. The total value of the merger consideration was $48.1 million, which included $47.1 million payable to Insignia shareholders in stock, plus cash in lieu of fractional shares. All of the issued and outstanding shares of common stock of Insignia were exchanged for a total 997,095 shares of our common stock. The fair market value of our common stock issued in exchange for shares of common stock of Insignia was approximately of $47.25 per share. The issuance of our common stock in the merger was made in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 3(a)(2) thereof and applicable state securities law exemptions. None of the securities were sold through an underwriter and, accordingly, there were no underwriting discounts or commissions involved.

Stock Options

We have periodically granted stock option awards to key employees pursuant to our Option Plan. Prior to the adoption of the Option Plan, we maintained an Officers’ and Employee’s Plan and a Director’s Stock Option Plan. Upon the adoption of the Option Plan, no further grants have been, or will be, made pursuant to either the Officers’ and Employee’s Plan or the Director’s Stock Option Plan. Since our inception in January 2005 and through March 31, 2017, we granted options to purchase a total of 1,952,200 shares of our common stock at prices ranging from $6.80 to $47.20 per share. These grants were awarded pursuant to the exemption from compliance with the registration requirements of the Securities Act provided by Section 3(a)(2).

Item 6.	Exhibits

(A)	Exhibits

2.1	Agreement and Plan of Merger, dated March 27, 2017, by Home BancShares, Inc., Centennial Bank and Stonegate Bank – incorporated by reference herein to Exhibit 2.1 to Stonegate Bank’s Current Report on Form 8-K (filed 3/27/17)(FDIC Cert. No. 57934).

31.1	Certification of David Seleski, Chief Executive Officer of Stonegate Bank, Pursuant to Rule 13a-14(a) of the Securities Exchange Act of 1934.

31.2	Certification of Sharon Jones, Senior Vice President and Chief Financial Officer of Stonegate Bank, Pursuant to Rule 13a-14(a) of the Securities Exchange Act of 1934.

32.1	Certification pursuant to 18 U.S.C. Section 1350.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

STONEGATE BANK (Registrant)

By:	/s/ David Seleski
David Seleski
President and Chief Executive Officer

By:	/s/ Sharon Jones
Sharon Jones
Senior Vice President and Chief Financial Officer

Date:	May 10, 2017

Exhibit Index

2.1	Agreement and Plan of Merger, dated March 27, 2017, by Home BancShares Inc., Centennial Bank and Stonegate Bank – incorporated by reference herein to Exhibit 2.1 to Stonegate Bank’s Current Report on Form 8-K (filed 3/27/17)(FDIC Cert. No. 57934).

31.1	Certification of David Seleski, Chief Executive Officer of Stonegate Bank, Pursuant to Rule 13a-14(a) of the Securities Exchange Act of 1934.

31.2	Certification of Sharon Jones, Senior Vice President and Chief Financial Officer of Stonegate Bank, Pursuant to Rule 13a-14(a) of the Securities Exchange Act of 1934.

32.1	Certification pursuant to 18 U.S.C. Section 1350.

Exhibit 31.1

Certification of CEO Pursuant to Securities Exchange Act

Rule 13a-14(a) / 15d-14(a) as Adopted Pursuant to

Section 302 of the Sarbanes-Oxley Act of 2002

I, David Seleski, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of Stonegate Bank;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

/s/ David Seleski
David Seleski
Chief Executive Officer

Date: May 10, 2017

Exhibit 31.2

Certification of CFO Pursuant to Securities Exchange Act

Rule 13a-14(a) / 15d-14(a) as Adopted Pursuant to

Section 302 of the Sarbanes-Oxley Act of 2002

I, Sharon Jones, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of Stonegate Bank;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

/s/ Sharon Jones
Sharon Jones
Senior Vice President and
Chief Financial Officer
Date: May 10, 2017

Exhibit 32.1

Certification Under Section 906 of the Sarbanes-Oxley Act of 2002

Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, each the undersigned certifies that this periodic report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that information contained in this periodic report fairly presents, in all material respects, the financial condition and results of operation of the issuer.

/s/ David Seleski	/s/ Sharon Jones
David Seleski Chief Executive Officer	Sharon Jones Senior Vice President and Chief Financial Officer

Date: May 10, 2017

A signed original of this written statement required by Section 906, or other document authenticating, acknowledging or otherwise adopting the signature that appears in typed form within the electronic version of this written statement required by Section 906, has been provided to the Bank and will be retained by the Bank and furnished to the Federal Deposit Insurance Corporation or its staff upon request.